UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2019 PROXY STATEMENT PURPOSE DRIVEN. PEOPLE POWERED.
CUSTOMER OBSESSED.
TRUSTED SOURCE OF EVERYTHING WATER.
WE KEEP LIFE FLOWING®

AMERICAN WATER WORKS COMPANY, INC.

March 26, 2019

Dear American Water Shareholder:

I am pleased to invite you to attend American Water’s Annual Meeting of Shareholders on May 10, 2019 at the Camden Adventure Aquarium, just steps from our new corporate headquarters on the Camden riverfront.

This year’s proxy statement provides you with information on three important matters: namely, the annual meeting, our executive compensation program and our ongoing commitment to sound corporate governance. We continue to expand our corporate governance disclosures for additional transparency.

Last year, we disclosed in our proxy statement our continued commitment to, and actions supporting, environmental, social and governance (ESG) principles. While these principles have always been an important part of how we operate our business, we wanted to make them more visible to you by including them in our proxy statement. Our ESG leadership has been recognized by our inclusion in the 2019 Bloomberg Gender-Equity Index, the NAACP Equity, Inclusion and Empowerment Index, and Barron’s 100 Most Sustainable Companies ranking. Also, in 2018, we were recognized by the Philadelphia Inquirer as a top-ranked company for diversity, governance and transparency.

We continue to improve and simplify the readability and format of our proxy statement. As we did last year, we have included an executive summary highlighting our operating results for 2018, as well as key operational and financial information. We have also incorporated infographics throughout the proxy statement, highlighting significant facts, figures and milestones, while reducing or eliminating duplicative or unnecessary information. The Board and I believe that these enhancements reflect our commitment to make the proxy statement easier to read and understand.

Additionally, as part of our commitment to investors and consistent with strong corporate governance practices, our Board along with management has continued to maintain a constructive and open dialogue with our shareholders. Our 2018 outreach included meetings with approximately 270 of our investors throughout the year, including an in-person Investor Day in December at our new corporate headquarters, which I and other board members attended. Details of our engagement with shareholders can be found beginning on page 13 of the proxy statement. We encourage you to learn more about our governance and compensation practices by reading the proxy statement and visiting our updated Investor Relations website at https://ir.amwater.com.

It is important that your shares be represented and voted at the annual meeting regardless of how many shares you own. Whether or not you plan to attend the annual meeting in person, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials. Thank you for your support and continued ownership of American Water.

Sincerely,

Karl F. Kurz

Chairman of the Board

AMERICAN WATER WORKS COMPANY, INC.

1 Water Street

Camden, New Jersey 08102-1658

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2019

The 2019 Annual Meeting of Shareholders of American Water Works Company, Inc. (the “Company”) will be held at The Camden Adventure Aquarium, 1 Riverside Drive, Camden, New Jersey 08103, on May 10, 2019, at 10:00 a.m., Eastern time, to consider and take action on the following:

1.

election to the board of directors of the eight (8) nominees named in the accompanying proxy statement, each to serve until the date of the 2020 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified;

2.	approval, on an advisory basis, of the compensation of the Company’s named executive officers;

3.

ratification of the appointment, by the Audit, Finance and Risk Committee of the board of directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019;

4.	two (2) shareholder proposals, if properly presented at the meeting; and

5.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Company’s board of directors has no knowledge of any other business to be transacted at the meeting. Only holders of record of the Company’s outstanding common stock as of the close of business on March 15, 2019 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting in person, please refer to page 5 of the accompanying proxy statement for more information. Please note that the use of cell phones and other recording devices is strictly prohibited at the 2019 Annual Meeting of Shareholders.

By Order of the Board of Directors,

Michael A. Sgro

Executive Vice President, General

Counsel and Secretary

March 26, 2019

Camden, New Jersey

Your vote is very important, and you have several options on how to vote your shares. Whether or not you plan to attend the 2019 Annual Meeting of Shareholders, you should read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to your proxy card, voting instruction form or instructions on the Notice of Internet Availability of Proxy Materials you received. Please also see “The American Water Annual Meeting” beginning on page 1 of the accompanying proxy statement.

We hope to see you at the 2019 Annual Meeting of Shareholders. Please see pages B-1 and B-2 for driving directions to the annual meeting. If you cannot attend in person, you may listen to a live, audio-only webcast of the annual meeting by visiting our Investor Relations website at https://ir.amwater.com.

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which we refer to in this proxy statement as the 2018 Form 10-K.

Annual Meeting Information

DATE & TIME Friday, May 10, 2019 10:00 a.m., Eastern Time (The doors will open at 9:30 a.m., Eastern time)	LOCATION The Camden Adventure Aquarium 1 Riverside Drive Camden, New Jersey 08103 (Directions and parking information are provided at the back of the proxy statement)	RECORD DATE Record holders as of March 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our shareholders at the meeting, along with the Board’s voting recommendations and the required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation

1	To elect eight director nominees For more information, see page 15.	For each director, majority of votes cast	FOR Each Nominee

2	To approve, on an advisory basis, the compensation of our named executive officers For more information, see page 31.	Majority of shares present and entitled to vote	FOR

3	Ratification of the appointment of our independent registered public accounting firm for 2019 For more information, see page 70.	Majority of shares present and entitled to vote	FOR

4-5	Two shareholder proposals described in this proxy statement if properly presented at the meeting For more information, see pages 72 and 75.	Majority of shares present and entitled to vote	AGAINST

American Water | 2019 Proxy Statement	i

Our Commitment to Environmental and Social Responsibility

We integrate environmental and social responsibility policies and practices into our daily operations as part of our belief that the only way to do business is to do it responsibly, and that the “how” is just as important as the “what” for long-term financial sustainability. We derive this focus from our vision statement, “clean water for life,” and from our core values of safety, trust, environmental leadership, teamwork and high performance. Our vision and values drive our company strategy, which is centered on five themes:

Safety		Customers
•	Our number one focus is the safety of our employees and customers.	•	Our customers are at the center of everything we do, helping us to shape our strategic priorities.
•	Safety is both a value and a strategy.	•	We challenge ourselves so that if our regulated utility customers had a choice of providers, we would want them to choose us.
People		Operational Excellence
• •

We seek to maintain an environment that is open, transparent, diverse and inclusive, and where our people feel valued, included and accountable.

We strive to develop each person to his or her fullest potential.

		•	Our operational excellence strategy helps us to find better and more efficient ways to do business and provide safe, clean and affordable water services for our customers.

Growth
•	We believe that when companies grow, they can invest more in creating stable jobs, training, benefits, infrastructure and their communities.
•	Our growth benefits all our stakeholders, including our shareholders.

In 2017, we issued our fourth biennial Corporate Responsibility Report, covering our performance from 2015 to 2016. Our first report was issued in 2011, making us the first large water services company to measure its performance against the Global Reporting Index.

In addition, in 2018, our sustainability practices have supported our inclusion in the Euronext Vigeo® U.S. 50 index, the FTSE4Good index series, the 2018 Constituent MSCI ESG Leaders Indexes, the inaugural NAACP Equity, Inclusion and Empowerment Index, and the Barron’s 100 Most Sustainable Companies. We were also named by the Philadelphia Inquirer as a top-ranked company for diversity, governance and transparency in 2018.

In 2019, we have been included in the Bloomberg Gender-Equality Index, and our ranking in the Barron’s 100 Most Sustainable Companies improved to 23rd from 36th, making us the highest ranking utility in that index.

ii	American Water | 2019 Proxy Statement

Highlights of our environmental and social policies and practices include:

Environmental Responsibility	Social Responsibility

•   Expect to spend between $8.0 billion and $8.6 billion on capital investments from 2019 to 2023, to address aging infrastructure, reduce or eliminate leaks, improve cyber and physical security, and increase resiliency of critical assets to climate variability, including:

◾    $7.3 billion for regulated capital expenditures

◾    $0.6 billion to $1.2 billion on regulated system acquisitions to expand our water and wastewater customer base

◾    $0.1 billion for strategic capital investments

•   During 2018, we provided nearly 80,000 hours of safety training to our employees

•   Achieved a customer satisfaction rating in the top quartile among a peer group of 11 water utility companies

•   Sponsored more than 5,000 hours of community service performed annually by our employees in 2018

•   Sponsored national workplace giving campaigns with the United Way and Water For People, as well as numerous other regional and state charitable campaigns

•   Through the American Water Charitable Foundation, focused on supporting employees in their own charitable endeavors, supporting employee crisis and disaster relief efforts and funding initiatives related to clean water, conservation, education and community sustainability

•   During 2018, supported more than 86 percent of our job requisitions with a diverse candidate pool, and filled more than 50 percent of transfers or promotions with minority, female, veteran or disabled individuals

• Reduced our greenhouse gas emissions through December 31, 2017 by approximately 31 percent since our base year of 2007, and set a goal of 40 percent reduction by 2025
• Deconstructed the San Clemente Dam in California to restore the “run of the river,” and we are building the Monterey Peninsula Water Supply Project using marine life friendly slant wells

•   Established and maintained the Safety, Environmental, Technology and Operations, or SETO, Committee as a standing committee of the Board, highlighting the prominence of these areas in our overall business objectives

• Employed scientists dedicated to research, and partnered with water research foundations on water quality and technology-water source monitoring
• Collaborated and partnered with federal and state agencies in supporting effective environmental, health and safety, and water quality standards and regulations
• Designed, constructed, operated and maintained our systems for efficiency and best practices

American Water | 2019 Proxy Statement	iii

Director Nominees

The following table provides summary information about each of our eight director nominees, as well as their committee memberships and positions as of the date of this proxy statement. The table below also discloses the Board’s determination as to the independence of each nominee under the New York Stock Exchange’s, or NYSE’s, listing standards, relevant rules of the Securities and Exchange Commission, or the SEC, and the Board’s categorical standards for director independence. Each Board director is elected annually.

Name	Age	Director Since	Occupation	Independent?	Committee Memberships/Position
Jeffrey N. Edwards	58	2018	Chief Operating Officer, New Vernon Capital	Yes	• Audit, Finance and Risk • SETO

Martha Clark Goss	69	2003	Retired Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC	Yes	• Audit, Finance and Risk (Chair) • Executive Development and Compensation
Veronica M. Hagen	73	2016	Retired Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.)	Yes	• SETO (Chair) • Executive Development and Compensation • Nominating/Corporate Governance

Julia L. Johnson	56	2008	President of Net Communications, LLC	Yes	• Executive Development and Compensation (Chair) • Nominating/Corporate Governance
Karl F. Kurz	57	2015	Private investor and Retired Chief Operating Officer, Anadarko Petroleum Corporation	Yes	• Non-executive Chairman of the Board

George MacKenzie	70	2003	Retired Vice Chairman and Chief Financial Officer of Hercules Incorporated	Yes	• Nominating/Corporate Governance (Chair) • Audit, Finance and Risk
James G. Stavridis	64	2018	Operating Executive, The Carlyle Group	Yes	• Audit, Finance and Risk • SETO

Susan N. Story	59	2014	President and Chief Executive Officer of American Water Works Company, Inc.	No	None

iv	American Water | 2019 Proxy Statement

Director Qualifications and Experience

The figure below illustrates some of the key skills and qualifications that our current directors bring to the Board:

Board of Directors Highlights – By the Numbers

American Water | 2019 Proxy Statement	v

American Water Corporate Governance and Board Highlights

Below are a number of our corporate governance and Board highlights, including policies implemented and other governance achievements:

Corporate Governance Highlights
•	All directors elected annually
•	Majority voting for directors in uncontested elections
•	Holders of 15 percent of our common stock may call a special meeting of shareholders without material restrictions
•	No supermajority voting provisions
•	Formal Disclosure Committee used for financial reporting purposes
•	Engaged with approximately 270 investors, and conducted a shareholder outreach program focused on corporate governance, executive compensation and disclosure and related issues
•	Adopted a robust Political Contribution Policy that provides Board oversight of our political contributions and requires disclosure of political expenditures on our corporate website
•	Maintains and enforces executive stock ownership guidelines, which support mandatory stock retention requirements and align executives’ interests with shareholders’
•	Prohibits short selling, hedging, pledging and margin transactions involving American Water securities for all directors, executive officers and employees
•	Led by the Audit, Finance and Risk and SETO Committees, the Board is broadly focused on risk assessment, management and mitigation
•	Longstanding commitment to safety, sustainability, environmental leadership and diversity
•	Established the SETO Committee effective April 2018 to oversee safety, environmental, technology and operational functions

Board of Directors Highlights
•	Appropriately sized board (8 members for election in 2019)
•	Average tenure of director nominees is 7.0 years
•	Average age of director nominees is approximately 63.5 years
•	Gender parity of Board – 50 percent of Board nominees are female
•	Board is led by an independent, non-executive chairman
•	Seven out of 8 director nominees, and all committee members, are independent
•	Demonstrated continued refreshment of the Board with 3 out of 8 Board members having served for less than 4 years
•	Robust and active director succession and nomination process serves to identify talented and diverse board members
•	In 2018, the Board and Nominating/Corporate Governance Committee met 13 and 6 times, respectively
•	CEO and executive succession planning discussions conducted throughout the year
•	The Board and its committees conduct annual self-assessments and individual peer assessments
•	Director education program with dedicated funding supports ongoing director development
•	Stock ownership policy for directors of five times annual cash retainer by fifth anniversary of service
•	Deep engagement with company personnel through off-site board meetings, external stakeholder reception, in-depth reviews of cultural survey results and meetings with “high potential” leaders

vi	American Water | 2019 Proxy Statement

American Water 2018 Operating Performance Highlights

The charts below provide a summary of some of our key operating performance highlights for 2018:

American Water | 2019 Proxy Statement	vii

American Water Executive Compensation Highlights

We have summarized below our key named executive officer compensation highlights for 2018:

• Compensation program is highly correlated to performance and focused on long-term value creation	• Executive equity compensation is weighted significantly toward performance stock units
• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• Perquisites and other personal benefits are limited principally to executive physicals
• Formal CEO goal-setting and performance assessment process utilized throughout each year	• Implemented double-trigger change-in-control provision in the 2017 Omnibus Equity Compensation Plan, or the 2017 Omnibus Plan, to complement existing provision in Executive Severance Policy
• Eliminated stock options as part of long-term performance plan beginning in 2017	• Compensation Committee was advised by independent compensation consultant throughout 2018
• Representative, relevant peer group used for total shareholder return, or TSR, performance and compensation benchmarking, and is evaluated annually	• Shareholders agree with the benefits of our compensation program, with an average 97.3 percent “FOR” advisory vote on executive compensation since 2011, the first year of our say-on-pay voting
• Clawback policies in place for cash performance-based awards and equity awards	• Named executive officers have reasonable severance arrangements without employment agreements
• Executive stock ownership guidelines and retention requirements support alignment with shareholders by encouraging long-term retention of equity ownership	• Vote, on an advisory basis, on executive compensation conducted annually, and management adopted shareholders’ recommendation in 2017 to continue this practice

viii	American Water | 2019 Proxy Statement

American Water Works Company, Inc.

2019 Proxy Statement

THE AMERICAN WATER ANNUAL MEETING

Information about this Proxy Statement

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be submitted at our 2019 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2018 Annual Report to Shareholders, or the 2018 Annual Report, were first sent or given on or about March 26, 2019 to shareholders of record as of March 15, 2019, which is referred to as the record date.

Throughout this proxy statement, unless the context otherwise requires:

•	references to the “Board” or the “Board of Directors” mean the Board of Directors of American Water Works Company, Inc.;
•	references to “common stock” mean the common stock, par value $0.01 per share, of American Water Works Company, Inc.;
•	references to the “meeting” or the “annual meeting” mean the 2019 Annual Meeting of Shareholders of American Water Works Company, Inc.; and
•	references to “we,” “us,” “our,” the “Company” or “American Water” are to American Water Works Company, Inc., without its subsidiaries.

Location and Time of the Annual Meeting

The meeting will be held at 10:00 a.m., Eastern time, on Friday, May 10, 2019, at The Camden Adventure Aquarium, located at 1 Riverside Drive, Camden, New Jersey 08103. The doors will open at approximately 9:30 a.m., Eastern time.

An audio-only webcast of the meeting can be accessed during the meeting via our Investor Relations website at https://ir.amwater.com. The access information for the webcast presentation will be announced via press release and on our website. If you wish to access the webcast of the meeting, you will need to have the necessary software installed and operating on your computer or other applicable device, together with appropriate access to the Internet to permit transmission of the webcast.

The audio webcast will be archived and available for 30 days after the meeting on the “Investor Relations” page of our website at https://amwater.com.

Shares Entitled to Vote

All shareholders of record as of the record date are entitled to vote at the meeting. As of the close of business on the record date, 180,511,068 shares of our common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the meeting. Holders of our options, unvested restricted stock units, or RSUs, and unvested performance stock units, or PSUs, as well as holders of awards as to which the receipt of underlying common stock has been deferred, are not entitled to vote any shares of common stock underlying those awards at the meeting.

Under our Amended and Restated Bylaws, the holders of a majority of the outstanding shares of our common stock at the close of business on the record date must be present at the meeting, either in person or by proxy, to constitute a quorum and to transact business at the meeting. Abstentions and broker non-votes are included in the determination of shares present at the meeting for quorum purposes. See “—How to Vote Shares Held in Street Name” on page 4 of this proxy statement for more information on “broker non-votes.”

American Water | 2019 Proxy Statement	1

Matters to be Voted on at the Annual Meeting

The following table describes the items to be brought for a vote of our shareholders at the meeting, the treatment of abstentions and broker non-votes for each matter, and the Board’s voting recommendation as to each matter:

Proposal No.	Brief Description of Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non- Votes	Board’s Recommendation
1	Election of eight director nominees	Each director is elected by a majority of the votes cast “FOR” election	Not taken into account	Not taken into account	“FOR” each director nominee
2	Approval, on an advisory basis, of the compensation of our named executive officers	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not taken into account	“FOR”
3	Ratification of the appointment of our independent registered public accounting firm for 2019	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not applicable, as this is considered to be a “routine” matter	“FOR”
4-5	Two shareholder proposals described in this proxy statement if properly presented at the meeting	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not taken into account	“AGAINST” each proposal submitted by a shareholder and properly presented at the meeting

2	American Water | 2019 Proxy Statement

How to Vote Shares Registered in Your Own Name

If you own shares that are registered on our books and records in your own name, you can vote your shares in any of the following ways:

You can vote via the Internet at http://www.proxyvote.com. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card. If you received a Notice of Availability, follow the instructions provided in the Notice of Availability.

Call toll-free 1-800-690-6903. You also can vote by telephone using the instructions provided on the Internet voting site or the Notice of Availability, or, if you received printed proxy materials, by following the instructions provided on your proxy card.

If we mailed you a printed copy of this proxy statement and a paper proxy card, you can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.	Attend the meeting to vote in person.

The internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern time, on May 9, 2019.

Your signed proxy card, or the proxy you grant via the Internet or by telephone, will be voted in accordance with your instructions. If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted:

•	“FOR” the election of each of the Board’s eight director nominees;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and
•	“AGAINST” each of the two proposals submitted by shareholders, if properly presented at the meeting.

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the meeting.

If you received more than one proxy card or Notice of Availability, your shares are likely registered in different names or with different addresses, or are held in more than one account. You must separately vote the shares shown on each proxy card or Notice of Availability that you receive in order for all of your shares to be voted at the meeting. For more information regarding the Notice of Availability, please see “Communications, Shareholder Proposals and Company Information—Delivering Proxy Materials Through Electronic Means” on page 81 of this proxy statement.

American Water | 2019 Proxy Statement	3

How to Vote Shares Held in Street Name

If you hold shares through a brokerage firm, trustee, bank, or other financial intermediary or nominee, which is known as holding shares in “street name,” you will receive a voting instruction form from that broker, trustee, bank or other financial intermediary or nominee, each of which we refer to as an “intermediary”. The form will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the NYSE, and you want to vote on any of Proposals 1, 2, 4 or 5, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, NYSE rules would prohibit a broker from exercising discretion to cast a vote with respect to your shares. In that case, a proxy submitted by the broker with respect to your shares would indicate that the broker is unable to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.”

Under NYSE rules, Proposal 3 is considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the intermediary so that your vote will be counted.

If you hold shares in street name and wish to vote your shares in person at the meeting, you must first obtain a valid legal proxy from the intermediary. To do so, you must follow the instructions provided on your voting instruction form, or, if no such instructions were provided, you must contact the intermediary directly. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission card in advance of the meeting by following the instructions under “—Attending the Annual Meeting in Person” on page 5 of this proxy statement. You would not be able to attend the meeting simply by obtaining a legal proxy without also obtaining an admission card.

If you received more than one voting instruction form or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form or Notice of Availability that you receive in order for all of your shares to be voted at the meeting.

Revoking or Changing a Proxy

If you own shares in your own name (including shares you may hold through American Water Stock Direct, our dividend reinvestment and direct stock purchase plan), you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Secretary, which must be received by us before the meeting;
•	submitting a properly signed proxy card dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	attending the meeting in person and voting your shares at the meeting.

Please see “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement for more information on providing our Secretary with written notice.

If you hold shares in street name, you should follow the instructions provided on your voting instruction form or contact the intermediary for instructions on how to change your vote.

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Attending the Annual Meeting in Person

Admission to the annual meeting will be limited to our shareholders or their authorized, legal proxies. If you plan to attend the meeting in person, you must have a valid, government-issued photo identification, as well as an admission card. Upon arrival at the annual meeting, you will be asked to present your admission card and government-issued photo identification to enter the meeting. We reserve the right to deny admission to the meeting location to any person who arrives at the meeting location without an admission card and valid, government-issued photo identification in his or her name.

For the safety and security of all attendees at the meeting, you will not be permitted to bring cameras, cell or smart phones, recording equipment, computers, large bags, briefcases or packages into the meeting. If you bring any of these prohibited items to the meeting, you will be required to leave them outside the meeting room until the meeting has concluded.

Under our Amended and Restated Bylaws, the Board or chairman of the meeting may impose additional reasonable restrictions on the conduct of the meeting and the ability of individuals to attend the meeting in person. These procedures are designed to ensure the safety and security of all attendees at the meeting.

If your shares are registered in your name, you will receive an admission card in one of three different ways:

•	If you received your proxy materials by mail, your admission card is attached to your proxy card.
•	If you received your proxy materials by e-mail, your admission card is the e-mail, which you must print out and bring with you to the meeting.
•	If you received a Notice of Availability, your admission card is the Notice of Availability with your name on it.

The original admission card attached to your proxy card or the original Notice of Availability with your name on it must be presented at the meeting. Photocopies of these documents will not be accepted. If you lose your admission card, please contact our Investor Relations department to request a replacement.

If you hold your shares in street name or you hold a valid legal proxy, and you plan to attend the annual meeting, you must send us a timely request for an admission card. We must receive your request no later than Wednesday, May 1, 2019 in order to be timely. Your request must be in the form of a signed cover letter containing the following information:

•	Your name, complete mailing address and daytime telephone number;

•	A copy of your valid, government-issued photo identification;

•	If you own shares in street name:

▪	the number of shares that you own in street name;

▪	the name, address and telephone number of the intermediary; and

▪	proof that you own common stock as of the record date, such as:

◾	a letter from the intermediary, or

◾	a photocopy of a current brokerage or other account statement showing

•	your ownership of such shares on the record date, or

•	your continuous ownership of such shares before and after the record date.

•	If you are a legal proxy holder:

▪	the number of shares that are the subject of the legal proxy;

▪	a photocopy of the valid, signed and dated legal proxy; and

▪	the name, address and daytime telephone number of the shareholder who gave the legal proxy to you.

All communications regarding admission card requests or admission procedures should be addressed to Investor Relations at the address provided on page 82 of this proxy statement.

American Water | 2019 Proxy Statement	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

The Board is currently comprised of eight members, consisting of seven independent directors and Susan N. Story, our President and Chief Executive Officer.

The Board held 13 meetings during 2018. During the period in 2018 for which each director served as such, he or she attended at least 75 percent of the combined number of Board meetings and meetings of the Board committees on which he or she served, except for Julia L. Johnson, who attended 56 percent of such meetings due to an extended illness from which she has recovered.

The Board has adopted an attendance policy, set forth in our Corporate Governance Guidelines, under which attendance, whether by telephone or in person, is expected at all Board and committee meetings,

except for absences previously excused by the Chairman of the Board or the Chairman of the Nominating/Corporate Governance Committee, or the Nominating Committee, due to extraordinary circumstances. All members of the Board are expected to attend the annual meeting of shareholders, except for absences due to unavoidable or extenuating circumstances. Six of the eight directors then on the Board attended the 2018 annual meeting of shareholders.

At most regularly scheduled meetings, the Board meets in executive session, without the presence of any members of management. Our independent, non-executive Chairman of the Board presides over these sessions.

Board Committees

As of the date of this proxy statement, the Board has four separately designated standing committees:

• the Audit, Finance and Risk Committee;
• the Executive Development and
Compensation Committee, or the Compensation Committee;
• the Nominating Committee; and
• the SETO Committee.

As needed, each committee sets a time to meet in executive session without management personnel present. The Compensation Committee meets regularly with its independent compensation consultant in executive session. The Audit, Finance and Risk Committee meets regularly in separate executive sessions with, among others:

•	our Vice President of Internal Audit;
•	our Chief Compliance Officer;
•	our Executive Vice President, General Counsel and Secretary; and
•	representatives of our independent registered public accounting firm.

Also, each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

Recognizing the significant overlap in the activities and responsibilities of the former Audit Committee and former Finance and Risk Committee, the Board approved the combination of these two standing committees into a single Audit, Finance and Risk Committee, effective on April 19, 2018. Also, recognizing the importance of safety, environmental stewardship and technology in our values, goals and operations, the Board established the SETO Committee, effective on April 19, 2018.

The membership of each of the standing Board committees as of the date of this proxy statement, including the number of committee meetings held during 2018, are set forth in the table below:

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				Audit, Finance and Risk Committee (1)
Director	Age	Director Since	Independent?	Audit Committee	Finance and Risk Committee	Audit, Finance and Risk Committee	Compensation Committee	SETO Committee	Nominating Committee
Jeffrey N. Edwards*	58	2018	✓			✓		✓
Martha Clark Goss*	69	2003	✓	✓✓	✓	✓✓	✓
Veronica M. Hagen	73	2016	✓	✓			✓	✓✓	✓
Julia L. Johnson	56	2008	✓				✓✓		✓
Karl F. Kurz (2)	57	2015	✓	✓	✓✓
George MacKenzie*	70	2003	✓		✓	✓			✓✓
James G. Stavridis**	64	2018	✓			✓		✓
Susan N. Story	59	2014	×
Meetings held in 2018				1	1	4	8	3	6

✓ Committee Member	✓✓ Committee Chair	* Audit Committee Financial Expert	** Financially Literate Audit, Finance and Risk Committee Member

(1)

Effective April 19, 2018, the Audit Committee and the Finance and Risk Committee were combined to form the Audit, Finance and Risk Committee. The table shows the membership of the Audit Committee and the Finance and Risk Committee immediately prior to the combination, as well as the current membership of the Audit, Finance and Risk Committee.

(2)

On May 11, 2018, Mr. Kurz was designated as an alternate member of the Compensation Committee and the Nominating Committee. An alternate member of a committee participates as a member of the committee only in the event of an absence or disqualification of a regular member of that committee.

A description of each of our standing committees as of the date of this proxy statement, together with its primary responsibilities, is provided below.

Audit, Finance and Risk Committee

•   Discusses with management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures

•   Represents and assists the Board in fulfilling its responsibility to oversee:

▪  the quality and integrity of our financial statements;

▪  the adequacy and effectiveness of our system of internal controls;

▪  our compliance with legal and regulatory requirements;

▪  our independent auditor’s qualifications and independence;

▪  the performance of our internal audit function and that of our independent auditor;

▪  our risk assessment and risk management strategy; and

▪  our financial policies and significant financial decisions

•   Has sole authority and responsibility to appoint, compensate, retain, terminate and oversee our independent auditor

•   Monitors, reviews and evaluates our:

▪  financial forecasts, financial condition and anticipated financing requirements;

▪  capital structure, including new issuances, purchases or redemptions of debt and equity securities;

▪  capital expenditure plan and strategies;

▪  dividend payment policy;

▪  investment performance of the assets held under our employee benefit plans and related investment guidelines;

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▪  cash management plans and strategies;

▪  long-term debt issuances and any related guarantees, support obligations or security related to such issuances; and

▪  growth opportunities

•   Coordinates oversight of operational risk management with the other committees and the Board

•   Reviews internal controls with respect to information and technology systems, security management systems and cybersecurity having significant impact on our financial statements

•   Recommends to the Board actions with respect to our directors’ and officers’ insurance programs

•   Adopts, and oversees the enforcement of, our Code of Ethics

Executive Development and Compensation Committee

•   Establishes and reviews our overall compensation philosophy

•   Reviews and recommends to the Board the compensation and performance of the CEO, as well as goals and objectives relevant to her compensation

•   Approves, after receiving the recommendations of, and consulting with, the CEO, the compensation of Section 16 executive officers other than the CEO

•   Reviews and makes recommendations to the Board regarding our equity compensation plans, and takes such actions as required by these plans or specifically delegated to the Compensation Committee

•   Reviews and approves performance-based cash compensation plans in which the CEO and her direct reports participate, or which provide more than $100,000 in compensation to any other employee

•   Reviews periodically the operations of our executive compensation programs to determine whether they are properly coordinated and implemented and achieving their intended purpose

•   Reviews and recommends to the Board contracts and compensatory transactions with the CEO, COO and CFO, and approves such contracts and transactions with respect to other current or former executive officers

•   Reviews and monitors employee retirement and other benefit plans

•   Reviews a compensation-related risk assessment of our compensation policies and practices and makes appropriate recommendations to the Board

•   With input from the Board, oversees the process for executive succession planning, other than the CEO

•   Reviews and recommends to the Board the form and amount of director and chairman compensation at least every two years

SETO Committee

•   Represents and assists the Board in overseeing and reviewing:

▪  our employee and public safety;

▪  our environmental policies and practices, including water quality and emerging contaminants;

▪  our technology policy, strategy and governance, including physical and cyber security issues; and

▪  operational performance and risks not covered by another committee of the Board

•   Reviews physical and cybersecurity threat assessments, emerging issues and related initiatives

•   Coordinates with the Audit, Finance and Risk Committee on matters related to cybersecurity risk

Nominating/Corporate Governance Committee

•   Establishes criteria for the selection of new Board candidates

•   Identifies qualified director nominees (including new candidates as well as existing directors) and recommends their election to the Board

•   Reviews and makes recommendations on the composition and size of the Board to ensure its membership is sufficiently diverse and independent

•   Recommends directors to serve as chairman and members of the Board committees

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•   Establishes, monitors and recommends the structure and operations of each committee of the Board, including the qualifications and criteria for committee members, and makes recommendations regarding committee member rotation

•   Makes recommendations as to the creation or elimination of Board committees

•   Oversees the annual evaluation of each director and the Board as a whole

•   Develops and recommends to the Board amendments to its Corporate Governance Guidelines, and annually assesses their adequacy

•   Considers questions of director independence

•   Reviews the adequacy of our charter and bylaws

•   Oversees our director education program

•   Oversees, with input from the Chairman of the Board and the current CEO, the process of planning for CEO succession

Board Review of Related Person Transactions

The Board has adopted the Related Person Transaction Policy for reviewing, approving and ratifying transactions involving related persons to ensure compliance with our Code of Ethics and applicable law. Subject to certain exceptions, this written policy covers transactions, relationships or arrangements in which American Water or any subsidiary was or is to be a participant and a related person had or will have a direct or indirect material interest. For purposes of this policy, a “related person” is any person who:

•	is a current executive officer or director;
•	was a former executive officer or director during the current or prior fiscal year;
•	is or was a director nominee during the current or prior fiscal year;
•	at the time the related person transaction occurred or existed, was a current employee (other than an executive officer);
•	at the time the related person transaction occurred or existed, was a beneficial owner of more than five percent of our common stock; or
•	is or was a specified immediate family member, or any other person sharing the household (other than a tenant or employee) of, any of the foregoing.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the disinterested members of the Audit, Finance and Risk Committee or the Board, in the case of transactions involving corporate officers, directors or other employees in specified senior grade levels; and
•	our Compliance and Ethics Committee, which is comprised of members of management, in the case of all other employees.

Further, as permitted by the policy, the Compliance and Ethics Committee has delegated to our Chief Compliance Officer the authority to review and approve related person transactions that are within its authority where the amount involved is less than $5,000. Transactions involving the compensation of executive officers are not subject to this policy if they are reviewed and, if appropriate, approved by the Compensation Committee (or a group of our independent directors performing a similar function) as specified in the Compensation Committee’s charter.

Before any related person transaction is approved, the following factors are to be considered:

•	the related person’s interest in the transaction;
•	the dollar value of the amount involved in the transaction;
•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction is to be undertaken in the ordinary course of business of American Water;
•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;
•	the purpose, and the potential benefits to American Water, of the transaction; and
•	any other information regarding the transaction or the related person that is material in light of the circumstances of the particular transaction.

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Approval of a related person transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting the transaction to occur.

Board Leadership Structure

For 2018 and currently, Ms. Story serves as our President and Chief Executive Officer. Mr. MacKenzie served as our Chairman until May 11, 2018, when Mr. Kurz became our Chairman of the Board. Our Corporate Governance Guidelines provide that the Chairman of the Board is to be an independent director. We believe that the oversight function of a board of directors is enhanced when an independent director, serving as chairman of the board, is in a position to set the agenda for, and preside over, meetings of the board of directors. We also believe that our leadership structure enhances the active participation of our independent directors.

The Chairman of the Board is responsible for:

•	setting the agenda for meetings of the Board, and presiding over Board meetings at which the Chairman of the Board is present;
•	coordinating the work of the Board committees;
•	overseeing the distribution of materials by our Secretary to the members of the Board;
•	serving as the independent director primarily responsible for Board consultations and communications between the Board and shareholders; and
•	performing such other duties as the Board may, from time to time, require to assist it in the fulfillment of its duties.

If the Chairman of the Board ceases to be an independent director, the Board shall select another Chairman of the Board from among the members of the Board who are determined by the Board at that time to be independent directors. The Chairman of the Board is selected, and may be removed from that position at any time, by a majority of the members of the Board.

Board Role in Risk Oversight

One of the responsibilities of the Board is the oversight of our risk management activities, which is discharged by the Board as well as through the Audit, Finance and Risk Committee, the Compensation Committee and the SETO Committee. In discharging this responsibility, the Board and these committees, with the assistance of management, monitor and evaluate our major enterprise risks and oversee and monitor the design and implementation of guidelines and programs to manage these risks.

Our management has overall responsibility for conducting risk assessments and risk management strategy and programs. We have an Enterprise Risk Management Committee consisting of various Company executives and business unit employees that manages and oversees day-to-day enterprise risk management responsibilities. The Enterprise Risk Management Committee meets at least six times a year. The Enterprise Risk Management Committee’s areas of focus include competitive, economic, operational (including cybersecurity), financial (including accounting, internal audit, credit, liquidity and tax), legal, compliance, regulatory, health, safety and environmental, political and reputational risks.

Audit, Finance and Risk Committee Role

The Audit, Finance and Risk Committee is responsible for assisting the Board in overseeing the Company’s accounting and disclosure controls, the design and performance of the internal audit, ethics and compliance functions, and the enterprise risk management process, including risk assessments and risk management strategy. The Audit, Finance and Risk Committee also has direct authority over the Company’s independent registered public accounting firm.

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In performing these responsibilities, the Audit, Finance and Risk Committee reviews, at least annually, with management our major financial and operational risk exposures, including any risk concentrations and risk interrelationships, the magnitude and the likelihood of occurrence of risk, and management’s activities to monitor and control these exposures. This committee also reviews our major financial risks, including credit, market and funding risks. The Audit, Finance and Risk Committee coordinates oversight of operational risk management with the SETO Committee. The Audit, Finance and Risk Committee also oversees our insurance risk management policies and programs.

Compensation Committee Role

The Compensation Committee assesses potential risks related to our compensation policies and practices. Management conducts and presents to the Compensation Committee for its review an annual risk assessment of our executive compensation, with a particular focus on performance-based compensation. This risk assessment is reviewed with both our internal audit function as well as with the Enterprise Risk Management Committee. In February 2019, an update of this risk assessment, which included our 2018 short-term and long-term performance-based executive compensation, was reviewed with the Compensation Committee. This assessment sought to identify whether features of our compensation policies and practices could potentially encourage excessive risk-taking.

The risk assessment conducted by management found that our existing short-term and long-term compensation is coupled with compensation design elements and other controls that discourage decision-making focused solely on compensatory consequences. These design elements and controls include, among other things:

•	base salaries that are a sufficient component of total compensation to discourage excessive short-term risk taking;
•	cash performance-based awards with a maximum payout that is limited to 200 percent of target;
•	the ability of the Compensation Committee to exercise discretion in determining the amount of cash performance-based compensation awarded;
•	the use of long-term performance awards that mitigate against the taking of short-term risks;
•	the implementation of an annual independent audit of our Annual Performance Plan, or APP, targets and award process conducted by our internal audit function;
•	Company-wide and individual performance targets which are dispersed among a variety of financial and non-financial metrics, as well as among short-term and long-term goals;
•	policies and procedures implemented to provide for meaningful checks and balances regarding significant business decisions that may have a compensatory benefit, including the use of a robust vetting process for new business development opportunities and limiting the delegated authority of executives to approve transactions;
•	a compensation recovery policy that would require repayment of incentive compensation in the event of a material restatement of our financial statements under specific circumstances;
•	the use of overlapping vesting and performance periods through annual long-term performance award grants;
•	that we do not currently grant stock options as part of our long-term performance program, thereby discouraging behavior focused on short-term increases in stock prices; and
•	stock ownership guidelines and retention requirements that are applicable to executives and employees of the Company at a specified minimum salary grade (generally vice president) level.

On the basis of its review of our executive compensation programs, management concluded, and advised the Compensation Committee, that the risks of these compensation programs are mitigated and are not reasonably likely to have a material adverse effect on American Water.

SETO Committee Role

The SETO Committee reviews and monitors operational risk exposure and risk mitigation strategies with the Audit, Finance and Risk Committee and the Board. In performing these responsibilities, the SETO Committee reviews management’s processes for assessing business continuity risks and developing related contingency planning. The SETO Committee also reviews physical and cybersecurity threat assessments, including emerging issues and our related initiatives, and coordinates with the Audit, Finance and Risk Committee and the Board on matters related to cybersecurity risk.

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Board Role in Succession Planning

The Corporate Governance Guidelines provide that a primary responsibility of the Board is planning for the succession of our CEO and other executive officers. The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. The Corporate Governance Guidelines contemplate a collaborative effort between the Board (and certain of its committees) and the CEO; however, the Board retains full responsibility for the selection of the CEO.

Specifically, the Corporate Governance Guidelines provide that the CEO annually submits to the Board for its review a succession plan for the CEO and other executive officers. The succession plan includes a determination of key competencies and desired experiences for the particular role, an identification and assessment of internal candidates, development plans for internal candidates and, as appropriate, identification of external candidates. The criteria used to assess potential CEO candidates are formulated by the Board based on the Company’s business strategies, and include the candidates’ experience, as well as strategic and leadership qualities. The CEO must also submit to the Board annually an emergency succession plan to prepare for any unforeseen event that may prevent the CEO from continuing to serve. The Board may review executive development and succession planning more frequently as it deems appropriate.

In this regard, the Board has, in a manner consistent with its responsibilities as described in this section, delegated the day-to-day responsibility for the process of providing a slate of CEO succession candidates for consideration by the Board to the Nominating Committee, with input from the Chairman of the Board and the current CEO. The Board also has delegated authority to the Compensation Committee to collaborate with the CEO to ensure that processes are in place for succession planning and development with respect to other executive officers.

As a practical matter, consideration of executive succession planning (especially for the CEO role) occurs throughout the year at Board meetings and involves regular interaction between and among the Board, the President and Chief Executive Officer, the Senior Vice President, Human Resources, and other members of management, as appropriate.

Board Refreshment and Director Tenure

The following chart shows our Board tenure as of the date of this proxy statement:

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Our Corporate Governance Guidelines do not impose term limits on the service of our directors. The Board believes that term limits could result in the loss of directors who have been able to develop, over a period of time, increasing insight into our business and operations, and an institutional memory that benefits the entire membership of the Board as well as management. Instead, the Nominating Committee reviews annually each director’s continuation on the Board, which allows each director the opportunity to confirm his or her desire to continue as a director and provides the Board an opportunity to refresh its membership as and when it deems appropriate.

Our Corporate Governance Guidelines generally restrict a non-employee director who has reached his or her 75th birthday prior to the date of our annual meeting of shareholders from being nominated for re-election to the Board. However, the Board may, in special circumstances and where deemed in the best interests of the Company, grant an exception to this policy on an annual basis. There are no nominees for director who are 75 years of age or older. As represented by the director tenure chart above and evidenced by our actual Board refreshment over the past few years, including most recently in 2018, we seek to maintain a continual balance of historical knowledge and experience coupled with directors who have more recently joined the Board, while seeking a variety of perspectives from a highly diverse and effective Board.

Shareholder Outreach

In addition to a robust Investor Relations function which, along with key executives and management, engaged with approximately 270 investors in 2018, our shareholder outreach program focuses on corporate governance, executive compensation and disclosure and related issues. Through this outreach program, during and after the 2018 proxy season, we contacted a number of our shareholders who beneficially owned, in the aggregate, greater than 50 percent of our common stock, as well as a leading proxy advisory firm, to better identify and understand the relevant issues that were most important to them. Through these sessions, we:

•	discussed topics of interest to our shareholders;
•	solicited investor viewpoints;
•	conveyed our views on those topics; and
•	gained a better understanding of areas of mutual consensus.

We received overall positive feedback regarding our corporate governance framework, our Board composition, our proxy statement disclosures, our compensation practices and our proposed enhancements to our political contribution oversight. Also, shareholders expressed appreciation for our willingness to seek their views, and more importantly, the desire to establish an ongoing dialogue. The input and insight gleaned from our 2018 shareholder outreach program was shared with management and our Board.

We also want our shareholders to engage in appropriate interaction with our Board members. In this regard, on May 11, 2018, we held a breakfast for our shareholders prior to our 2018 annual shareholder meeting, which was also attended by Board members and members of management. Additionally, on December 11, 2018, several of our directors, including our Chairman of the Board, attended our Investor Day conference at our new corporate headquarters in Camden, New Jersey to interact with our shareholders and securities analysts. We intend to continue to engage regularly with shareholders and proxy advisory firms to solicit their input, and we give careful consideration to their feedback.

Governance Policies and Procedures

Our Code of Ethics applies to our directors, officers and employees and is designed to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships, and deter wrongdoing or even perceptions of wrongdoing;
•	full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file;
•	accountability for adhering to the Code of Ethics; and
•	compliance with applicable governmental laws, rules and regulations.

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Our Code of Ethics provides for the prompt internal reporting of violations to an array of appropriate persons identified in our Code of Ethics and confidential treatment of the reporting person during a compliance investigation to the extent possible. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investor Relations page of our website.

Our Corporate Governance Guidelines set out principles by which the Board will organize and execute its responsibilities in accordance with our

Restated Certificate of Incorporation, our Amended and Restated Bylaws, the listing standards of the NYSE, and applicable laws. Additionally, the Board has adopted charters that govern the operations of the Audit, Finance and Risk Committee, the Compensation Committee, the Nominating Committee and the SETO Committee.

Current copies of all of the foregoing documents are available on our Investor Relations website at https://ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement.

Political Contribution Policy

As a company whose regulated operations can be significantly impacted by public policies, we participate responsibly in the political process and make reasonable political contributions consistent with all applicable laws and reporting requirements. We also hold memberships in a variety of industry, trade and business associations, which enable us to understand the views of others and obtain feedback on our positions.

As part of our commitment to good governance principles and transparency, the Board adopted a company-wide Political Contribution Policy effective December 31, 2018. This policy requires that our direct contributions or expenditures to a political party, a candidate for an elected office or his or her political campaign, or a political action committee (“PAC”) be made only:

•	by the American Water Works Company, Inc. Employee Federal PAC (the “Federal PAC”), or
•	to, or through, a PAC sponsored by or associated with one of our subsidiaries or lines of business (a “Subsidiary PAC”).

All political contributions by the Company must be approved in advance by our CEO. Political contributions by the Company’s subsidiaries must first be approved by the subsidiary’s or line of business’s president, or similar officer. We will disclose annually on our website, within 180 days after the end of each fiscal year, information regarding our political contributions. We will also disclose payments we made to a trade association or tax-exempt organization during the last fiscal year, which, individually or in the aggregate, exceed $50,000, if the association or organization provides a written statement that some or all of the payments were used for non-deductible political or lobbying purposes. We will make our first annual disclosure under this policy on our website by June 28, 2019.

Political contributions, as defined under this policy, exclude amounts spent in connection with a core business function, such as a water or wastewater system acquisition, defense of a condemnation action filed against us, or other activities that impact or affect the operation of our business, unless made to support a political party, a candidate for an elected office or his or her political campaign. A payment to a trade association or tax-exempt organization is also not a political contribution under this policy, even if any portion of the payment is used for political purposes.

The Board will review this policy at least annually and will also review and approve in advance the public disclosures required by the policy. Shareholders may currently view the policy through our Investor Relations website at https://ir.amwater.com.

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PROPOSAL 1

ELECTION OF DIRECTORS

Explanation of the Proposal

In accordance with our Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is fixed from time to time by the Board. There are currently eight members on the Board.

On the recommendation of the Nominating Committee, the Board has nominated for election to the Board the following persons:

•	Jeffrey N. Edwards
•	Martha Clark Goss
•	Veronica M. Hagen
•	Julia L. Johnson
•	Karl F. Kurz
•	George MacKenzie
•	James G. Stavridis
•	Susan N. Story

Each of these nominees is currently a member of the Board. It is intended that, if elected, each nominee would hold office until the date of the 2020 annual meeting of shareholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Proxies may not be voted for more than these eight nominees.

Each director nominee identified in this proxy statement has confirmed that he or she is willing and able to serve as a director, if elected. Should any of the nominees, prior to the meeting, become unavailable to serve as a director for any reason, the Board may either reduce the number of directors to be elected or select another nominee recommended by the Nominating Committee. If another nominee is selected, all proxies will be voted for the substitute nominee.

In accordance with our Amended and Restated Bylaws and our Corporate Governance Guidelines, prior to this meeting, each incumbent director nominee will submit a contingent resignation in writing to the Chairman of the Board or the Secretary of American Water. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting, assuming a quorum is present and the Board accepts the resignation. In an uncontested election of directors, if any incumbent director nominated for re-election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the Nominating Committee will make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose, by a press release, a filing with the SEC, or other broadly disseminated means of communication, its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

With respect to a tendered resignation, the Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the 2020 annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

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Director Criteria, Qualifications, Experience and Diversity

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Nominating Committee views diversity in a broad sense, including on the basis of skills, experience, age, race, gender and ethnicity. The Board believes in balancing the value that longevity of director service can bring to our company with the value of new ideas and insights that can come through new members. In addition, our Corporate Governance Guidelines provide that directors must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

The Board strives to have members with knowledge, experience and skills in the following core competencies:

•	accounting and finance
•	business judgment
•	management
•	crisis response
•	industry knowledge
•	utility regulation
•	leadership, including in other public companies
•	strategy/vision
•	technology

In this regard, in evaluating a candidate’s experience and skills, the Nominating Committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, customer service, utility and environmental regulation, cybersecurity and public policy issues. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition, the Board is committed to having directors who add tangible value to American Water with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within the Board and with management.

Annually, the Nominating Committee reviews the profile, engagement and performance of each director to determine whether he or she should be renominated for board service. The Nominating Committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experiences would benefit our company and our shareholders.

The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and other members of the Board. The Nominating Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating Committee engages a third party, that committee would approve the fee that American Water pays for these services.

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When evaluating the recommendations of the Nominating Committee, the Board should take into account all factors it considers appropriate, which may include:

•	whether the candidate is committed to the highest ethical standards;
•	whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the communities and geographies in which the Company operates;
•	whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;
•	whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our shareholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;
•	whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

American Water | 2019 Proxy Statement	17

Director Nominees

We have provided below a biographical information summary for each of our eight director nominees. Committee information has been provided as of the date of this proxy statement.

Jeffrey N. Edwards Independent Director Age: 58 Director Since: 2018 Committees: Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Raymond James Financial, Inc., a diversified financial services company, since 2014

Past Public Company Boards:

•   The NASDAQ Stock Market, Inc., 2004 to 2006

Business Experience:

•   Chief Operating Officer, New Vernon Capital, since 2009

•   Various senior executive positions over 22 years at Merrill Lynch & Co., including:

▪  Vice Chairman, from 2007 to 2009

▪  Chief Financial Officer, from 2005 to 2007

▪  Head of Origination, Americas, from 2004 to 2005

▪  Head of Global Capital Markets, from 2003 to 2004

▪  Co-Head of Global Equity, from 2001 to 2003

Other Positions:

•   Director, Medusind Solutions India Private Limited and Medusind Solutions, Inc., since 2012

•   Chairman, Board of Trustees, The Pingry School

Education:

•   Bachelor of Science, with Honors, Haverford College

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Edwards’ current executive leadership position with an investment advisory firm demonstrates focus on growth and strategic planning.

•   Longstanding executive experience with a leading global capital markets and financial services firm provides Mr. Edwards with a substantive understanding of many issues confronting our business, including capital markets needs, strategic planning, growth opportunities and a variety of operational matters.

18	American Water | 2019 Proxy Statement

Martha Clark Goss Independent Director Age: 69 Director Since: 2003 Committees: Audit, Finance and Risk (Chair) Compensation

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2007

•   Allianz Life Insurance Company of New York, since 2005

Past Public Company Boards:

•   Dexter Corporation

•   Claire’s Stores Inc.

•   Ocwen Financial Corporation

•   Foster Wheeler Corporation

Business Experience:

•   Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, from 2003 until 2014

•   Chief Financial Officer of The Capital Markets Company, from 1999 until 2001

•   Chief Financial Officer of Booz Allen Hamilton Holding Corporation (formerly Booz-Allen Hamilton Inc.), from 1995 to 1999

•   Various senior executive positions at Prudential Insurance Company, or Prudential, from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for electric and gas utilities and alternative energy projects, Senior Vice President, Enterprise Risk Management and President, Prudential Asset Management Company, and Treasurer of Prudential

•   Vice President, The Chase Manhattan Bank, from 1971 to 1976 and from 1978 to 1981

Other Positions:

•   Trustee Emerita, Brown University

•   Trustee and Treasurer, Brown University, from 1987 to 1998

•   Member of the Board of the Museum for American Finance

•   Member and Past President, director and audit committee chair of the Financial Women’s Association of New York

•   Member of the Committee of 200, a women’s professional organization

Education:

•   Bachelor of Arts, Brown University

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Ms. Goss’ extensive financial, investment, and governance experience provides valuable insights to the Board and its committees.

•   Experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables Ms. Goss to share with the Board her considerable knowledge regarding public utilities.

•   Experience as Senior Vice President, Enterprise Risk Management, at Prudential enables Ms. Goss to provide expertise in risk management.

American Water | 2019 Proxy Statement	19

Veronica M. Hagen Independent Director Age: 73 Director Since: 2016 Committees: SETO (Chair) Compensation Nominating

Other Current Public Company Boards:

•   Southern Company, a transporter and producer of energy, since 2008 (Lead Independent Director from 2014 to 2016)

•   Newmont Mining Corporation, a producer of gold, since 2005

•   Stericycle, Inc., a multinational business-to-business services provider, since June 2018

Past Public Company Boards:

•   Polymer Group, Inc., from 2007 to 2015

•   Jacuzzi Brands, Inc., from 2004 to 2007

Business Experience:

•   Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.), a global manufacturer of specialty materials, from April 2007 to August 2013

•   President and Chief Executive Officer of Sappi Fine Paper North America, a division of a South African-based pulp and paper company, from 2004 to 2007

•   Various executive positions with Alcoa, Inc., including as Vice President and Chief Customer Officer and President, Alcoa Engineered Products, from 1998 to 2004

Education:

•   Bachelor of Arts, University of Southern California

•   Bachelor of Science, University of Southern California

Experience and Qualifications to Serve on the Board:

•   Ms. Hagen has over 35 years of executive experience in global operational management and commercial business leadership, including serving as the chief executive officer of two successful public companies.

•   Ms. Hagen has extensive experience and past service as a public company board member.

•   Ms. Hagen also has significant leadership in the areas of employee engagement, customer service, strategic planning and business growth.

20	American Water | 2019 Proxy Statement

Julia L. Johnson Independent Director Age: 56 Director Since: 2008 Committees: Compensation (Chair) Nominating

Other Current Public Company Boards:

•   MasTec, Inc., a utility infrastructure contractor, since 2002

•   NorthWestern Corporation, a transporter and producer of energy, since 2004

•   FirstEnergy Corp., a transporter and producer of energy, since 2011

Past Public Company Boards:

•   Allegheny Energy, Inc., from 2003 until its merger with FirstEnergy Corp. in 2011

Business Experience:

•   President of Net Communications, LLC, a strategy consulting firm specializing in the communications, energy and information technology public policy arenas, since 2001

Other Positions:

•   Florida Public Service Commission, from January 1992 until November 1999, including chairwoman from January 1997 to January 1999

•   Chair, Florida’s Information Service Technology Development Task Force, from November 1999 to July 2001

•   Chair, Emerging Issues Policy Forum

•   Chair, Women’s Energy & Innovation Network, Inc.

•   Member, Foundation for Florida’s Future

•   Officer, Innovative Energy Solutions

Education:

•   Bachelor of Science in Business Administration, University of Florida

•   Juris Doctor, University of Florida College of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, as well as her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide valuable perspectives on regulatory and public policy matters affecting our operations.

American Water | 2019 Proxy Statement	21

Karl F. Kurz Chairman Independent Director Age: 57 Director Since: 2015 Chairman Since: 2018

Other Current Public Company Boards:

•   SemGroup Corporation, a public energy midstream company, since 2009

•   WPX Energy, Inc., a public independent oil and gas company, since 2014

Past Public Company Boards:

•   Global Geophysical Services, Inc., from 2011 to 2015

•   Western Gas Partners, from 2007 to 2009

Business Experience:

•   Mr. Kurz is a private investor in the energy industry

•   Chairman of Siluria Technologies Inc., a private energy technology company, from 2013 to 2018

•   Managing Director, Co-Head of Energy, and a Member of the Investment Committee of CCMP Capital Advisors LLC, a leading global private equity firm, from 2009 to 2012

•   Various executive and management positions with Anadarko Petroleum Corporation, including most recently Chief Operating Officer, from 2000 to 2009

•   General Manager, Midstream and Marketing, Vastar Resources, Inc.

•   Various management positions at ARCO Oil and Gas Company, in reservoir engineering, production operations, and financial trading

•   Operating Advisor, Area Capital Corporation

Education:

•   Bachelor of Science, magna cum laude, Petroleum Engineering, Texas A&M University

•   Advanced Management Program graduate, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Kurz’s long history of working in the oil and gas industry is invaluable as we continue our strategic growth in providing sustainable customized water transfer services to customers in the shale natural gas exploration and production industry, and in pursuing potential opportunities and solutions with respect to the national water-energy nexus discussion, smart water grid development and water supply issues.

•   His experience in finance and capital markets brings additional insights to us and the Board regarding our operations, including with respect to liquidity and capital resources.

22	American Water | 2019 Proxy Statement

George MacKenzie Independent Director Age: 70 Director Since: 2003 Former Chairman: 2006 to 2018 Committees: Nominating (Chair) Audit, Finance and Risk

Other Current Public Company Boards:

•   Tractor Supply Company, a U.S. retailer, since May 2007

Past Public Company Boards:

•   Safeguard Scientifics, Inc., from February 2003 to June 2018

•   C&D Technologies, Inc., from March 1999 to December 2010

•   traffic.com, from December 2005 to March 2007

•   Central Vermont Public Service Corp., from May 2001 to May 2006

•   Hercules Incorporated, Vice Chairman of the Board of Directors, from April 2000 to June 2001

Business Experience:

•   Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer, from September 2001 to June 2002

•   Various senior management positions, including most recently President, Chemical Specialties and Chief Financial Officer, Hercules Incorporated, a global manufacturer of specialty chemicals, from 1979 to 2001

Other Positions:

•   Member, American and the Pennsylvania Institutes of Certified Public Accountants

•   Member, Financial Executives Institute and Institute of Management Accountants

Education:

•   Bachelor of Science, Business-Finance and Economics, University of Delaware

•   Master of Business Administration, University of Chicago

Experience and Qualifications to Serve on the Board:

•   Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance.

•   His lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations.

•   His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

American Water | 2019 Proxy Statement	23

James G. Stavridis Independent Director Age: 64 Director Since: 2018 Committees: Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2015

Business and Military Experience:

•   Operating Executive, The Carlyle Group

•   Chairman, Board of Advisors, McLarty Associates

•   Dean, Tufts University, Fletcher School of Law and Diplomacy, from 2013 to 2018

•   Admiral, U.S. Navy (Ret.), 2006 to 2013

▪  Supreme Allied Commander, NATO, and Commander, U.S. European Command, 2009 to 2013

▪  Commander, U.S. Southern Command, 2006 to 2009

Other Director Positions:

•   Director, NFP Corp., since November 2017

•   Director, Michael Baker International, LLC, since 2013

•   Chairman, U.S. Naval Institute, since 2013

•   Director, BMC Software Federal, LLC, since 2014

Education:

•   Bachelor of Science, U.S. Naval Academy

•   Master of Arts and Ph.D., Tufts University, Fletcher School of Law and Diplomacy

Experience and Qualifications to Serve on the Board:

•   Admiral Stavridis’ academic and practical knowledge in cybersecurity, critical infrastructure, innovation and leadership offers skill sets that are critical to the oversight of our regulated and market-based operations.

•   Admiral Stavridis’ long-standing service in a wide range of senior commands with the U.S. Navy exhibits superior leadership qualities and skills, and also serves to directly support our Military Services Group market-based business.

•   Admiral Stavridis has significant experience serving on public and private boards of directors in a wide variety of industries, including insurance brokerage, mutual funds, construction and software.

24	American Water | 2019 Proxy Statement

Susan N. Story President and Chief Executive Officer and Director Age: 59 Director Since: 2014

Other Current Public Company Boards:

•   Raymond James Financial, Inc., a diversified financial services company

▪  Director since 2008

▪  Lead director since January 2016

•   Dominion Energy, Inc., a transporter and producer of energy, since January 2017

Business Experience:

•   President and Chief Executive Officer of the Company, since May 2014

•   Senior Vice President and Chief Financial Officer of the Company, from April 2013 to May 2014

•   Thirty-one years at Southern Company and its subsidiaries, including:

▪  Southern Company executive officer, from 2003 to 2013

▪  President and Chief Executive Officer, Southern Company Services, from 2011 to 2013

▪  President and Chief Executive Officer, Gulf Power Company, from 2003 to 2010

▪  Executive Vice President, Engineering and Construction, Southern Company, from 2001 to 2003

▪  Senior Vice President, Southern Power Company, from 2002 to 2003

Other Positions:

•   Member, Moffitt Cancer Center Board of Advisors, Tampa, Florida

Education:

•   Bachelor of Science, Auburn University

•   Master of Business Administration, University of Alabama at Birmingham

•   Post-Graduate Training in Finance, University of Alabama

•   Post-Graduate Training, Birmingham School of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Story’s intimate knowledge regarding our business, by virtue of her service as our President and Chief Executive Officer, and previously as our Senior Vice President and Chief Financial Officer, enables her to provide valuable insights regarding our strategies, operations, finance, administration and personnel matters.

•   Her long career at Southern Company, including her leadership role at Gulf Power Company, enables her to provide important insights on regulated utility operations.

•   Her leadership experience at Southern Company Services enables her to provide meaningful insights on a variety of key areas pertaining to our operations, including cybersecurity, supply chain, information technology, customer research and human resources.

American Water | 2019 Proxy Statement	25

Director Independence

The NYSE’s listing standards require that:

•	a majority of our directors and all of the members of the Nominating Committee satisfy the NYSE’s independence standards applicable to all directors;
•	all of the members of the Audit, Finance and Risk Committee satisfy the NYSE’s independence standards applicable to audit committee members; and
•	all of the members of the Compensation Committee satisfy the NYSE’s independence standards applicable to compensation committee members.

Applying these standards, the Board determined that seven of our eight current directors, consisting of Mses. Goss, Hagen and Johnson, and Messrs. Edwards, Kurz, MacKenzie and Stavridis, qualify as independent.

The Board also determined that each of Ms. Goss, and Messrs. Edwards, MacKenzie and Stavridis, satisfies the NYSE’s independence standards for audit committee members, and that each of Mses. Goss, Hagen and Johnson, and Mr. Kurz (as an alternate), satisfies the NYSE’s independence standards for compensation committee members.

Finally, the Board also determined that Paul J. Evanson, a former director who served on the Board through January 17, 2018, satisfied the NYSE’s independence standards applicable to all directors.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by those standards. Furthermore, the NYSE listing standards state that a director is not independent unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In making this determination, the Board considers all relevant facts and circumstances when assessing the materiality of any relationship of a director with the Company, not only from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation. Material relationships can include, for example, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

To assist the Board in considering whether a director has a material relationship with us, the Board has adopted categorical standards of material director relationships. Under these standards, which are based in part on the disqualifying relationships enumerated by the NYSE’s listing standards, a director will not be deemed independent if any of the following relationships exist:

Type of Relationship (1)	Description of Relationship (1)(2)
Employee or executive officer of American Water	The director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. However, employment as an interim chief executive officer or other officer will not disqualify a director from being considered independent following that employment.
Relationships with internal or external auditor

Any of the following relationships exist:

•   the director is a current partner or employee of American Water’s internal or external auditor

•   the director has an immediate family member who is a current partner of the internal or external auditor

•   the director has an immediate family member who:

▪  is a current employee of the external auditor and

▪  personally works on the Company’s audit

•   the director or an immediate family member of the director was, within the last three years:

▪   a partner or employee of the internal or external auditor and

▪  personally worked on the Company’s audit within that time

26	American Water | 2019 Proxy Statement

Type of Relationship (1)	Description of Relationship (1)(2)
Compensation Committee interlocks	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
Receipt of direct compensation from American Water

The director or an immediate family member of the director received, during any 12-month period within the last three years, more than $120,000 in direct compensation from American Water, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this standard.

Compensation received by an immediate family member for service as an employee of American Water (other than as an executive officer) need not be considered in determining independence under this standard.

Receipt of indirect compensation from American Water	The director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, American Water or any subsidiary in any of the other company’s last three fiscal years, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.
Charitable contributions by American Water	The director is a current executive officer of a charitable organization to which American Water or any subsidiary has made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

(1)

A person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(2)

The term “executive officer” is defined to mean the following officers of American Water: President; Chief Financial Officer; Controller; any Vice President in charge of a principal business unit, division or function; and any other officer who performs similar policy-making functions for American Water. The term also includes any other person who performs similar policy-making functions for American Water. An officer of a subsidiary of American Water would be deemed to be an “executive officer” for purposes of this standard if he or she performs such policy-making functions for American Water. A list of American Water’s executive officers, as defined above, as of February 19, 2019 has been provided in the 2018 Annual Report.

American Water | 2019 Proxy Statement	27

Director Evaluations and Assessments

Each year, directors complete a targeted questionnaire to assess the performance of the Board and each of the standing committees. The questionnaire elicits quantitative and qualitative ratings in key areas of Board operation and function and seeks subjective comments from each director. Each committee member completes questions to evaluate how well the committees on which he or she serves are functioning and to provide suggestions for improvement.

Since 2017, the Board utilized a peer review process by which each director was asked to provide feedback on a number of characteristics of each of the other directors, including background, leadership, preparation, focus on shareholder interests, participation and independence.

In addition, annually, members of our executive leadership team comprised of senior executives of the

Company who regularly interact with the Board and the committees are solicited to provide their input and perspective on the operation of the Board and how the Board might improve its effectiveness.

Finally, our Chairman also interviews each director individually to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees, and to discuss the results of the peer review process and his or her responses to these questions.

A summary of the responses to the questionnaires and the responses received from senior management’s feedback is reviewed by the Chairman. The summary and related responses with respect to the Board and each committee is ultimately discussed in executive session in meetings of the Board and each respective committee.

Director Compensation

During 2018, our non-employee directors received annual cash retainers, paid in quarterly installments, for their services as described in the table below. Additionally, each non-employee director received an annual grant of approximately $125,000 in equity compensation ($187,500 for the Chairman of the Board). As our President and Chief Executive Officer, Ms. Story does not receive any additional compensation for serving as a director.

Our director cash compensation as of the date of this proxy statement is as follows:

Director	Annual Cash Retainer
Chairman of the Board	$162,500
Audit, Finance and Risk Committee Chair	$125,000
Compensation Committee, Nominating Committee and SETO Committee Chairs	$120,000
Other Non-Employee Directors	$100,000

For calendar year 2018, Semler Brossy Consulting Group LLC, or Semler Brossy, the Compensation Committee’s independent compensation consultant, reviewed American Water’s non-employee director pay program for market competitiveness. The data provided by Semler Brossy was reviewed and considered as part of the Board’s approval of the following changes to the Company’s director compensation:

•	The annual cash retainer for the Audit, Finance and Risk Committee and the Nominating Committee chairs was increased from $20,000 to $25,000 and from $12,500 to $20,000, respectively.
•	The SETO Committee chair’s annual cash retainer was set at $20,000.
•	The annual equity award for non-employee directors was increased from $105,000 to $125,000.
•	The total “premium” payable to our Chairman, which is split equally between cash and equity compensation, was increased from $110,000 to $125,000.

28	American Water | 2019 Proxy Statement

The data provided by Semler Brossy indicated that equity compensation paid to our non-employee directors was below the median of our 2018 peer group, and that our Chairman’s total compensation was below median levels for non-executive chairmen among those peers. Also, this was the first increase to our Chairman’s premium since 2012. These director compensation changes took effect on May 11, 2018.

We do not pay our directors a separate fee for attendance at Board or committee meetings, except that, during 2018, Mr. Kurz received a $7,500 annual retainer for his service on the board of directors of Water Solutions Holdings, LLC, our wholly owned subsidiary which through its subsidiary, Keystone Clearwater Solutions, LLC, or Keystone, provides customized water transfer services for shale natural gas companies.

Equity compensation for our non-employee directors is paid in the form of stock units under our 2017 Omnibus Plan. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, which is typically the date the director is elected to the Board. The stock units vest on the date of grant and the shares underlying the stock units are distributed to the directors approximately 15 months after the date of grant, subject to earlier distribution in the event of a change in control or the termination of the director’s service on the Board, or in accordance with the director’s irrevocable election to defer distribution of all of his or her shares of common stock to a later time.

To the extent that a dividend is paid on our common stock prior to the time that shares of common stock may be distributed, the value of the dividend that would have been paid if the stock units had been outstanding shares of common stock is credited to an account for the director. Such dividend equivalents are payable to the director in a lump sum, in cash and without interest, and are paid when shares of common stock are distributed to the director.

Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings and for up to $5,000 every two years per director for director educational expenses incurred.

Director Compensation Table

The following table provides information regarding compensation paid in 2018 to each person who served as our non-employee director during that year. The table does not include amounts paid for reimbursement of travel expenses related to attending Board and committee meetings or any reimbursement of director educational expenses, and does not include compensation paid to Ms. Story. See “Executive Compensation” beginning on page 52 of this proxy statement for information relating to Ms. Story’s compensation.

Name	Fee Earned or Paid in Cash ($)		Stock Unit Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Jeffrey N. Edwards	$83,611		$145,469		$343	$229,423
Paul J. Evanson (3)	$30,000		$—		$1,713	$31,713
Martha Clark Goss	$123,201		$124,970		$—	$248,171
Veronica M. Hagen	$112,802		$124,970	(4)	$—	$237,772
Julia L. Johnson	$119,052		$124,970		$17,119	$261,141
Karl F. Kurz	$151,882	(5)	$187,496		$3,536	$342,914
George MacKenzie	$140,320		$124,970		$5,389	$270,679
James G. Stavridis	$83,611		$145,469		$343	$229,423

(1)

The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC

American Water | 2019 Proxy Statement	29

718. See Note 10—Stock Based Compensation, in the Notes to Consolidated Financial Statements included in the 2018 Form 10-K for the assumptions used in determining grant date fair value.

(2)	Represents dividend equivalents paid in cash in 2018 at the time of the distribution of shares underlying stock unit awards.

(3)	Mr. Evanson retired from the Board on January 17, 2018.

(4)	Ms. Hagen elected to defer the receipt of shares under this stock unit award beyond August 14, 2019.

(5)	Includes a $7,500 retainer for service on the board of directors of Water Solutions Holdings, LLC.

The following table shows the aggregate number of stock units held by each person who served as a non-employee director as of December 31, 2018:

Name	Stock Units (#)
Jeffrey N. Edwards	1,497
Martha Clark Goss	2,873
Veronica M. Hagen	4,278
Julia L. Johnson	8,890
Karl F. Kurz	3,651
George MacKenzie	1,497
James G. Stavridis	1,497

We did not grant stock options to non-employee directors in 2018 and none of the non-employee directors held any Company stock options as of December  31, 2018.

Director Stock Ownership Requirements

To align the interests of our directors and shareholders, we have a stock ownership policy for directors under which each director is required to hold shares equaling five times the director’s annual cash retainer by the fifth anniversary of the commencement of service as a director. Each of our directors satisfied the stock ownership requirement as of December 31, 2018, except for Messrs. Edwards, Kurz and Stavridis, who are currently within their five-year compliance periods.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the eight director nominees as named in this proxy statement.

30	American Water | 2019 Proxy Statement

PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS, THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. The disclosures related to compensation of our NEOs consist of the Compensation Discussion and Analysis, or CD&A, the 2018 Summary Compensation Table, and the other required executive compensation tables and related narrative disclosures in this proxy statement. In accordance with the advisory vote of our shareholders at our 2018 annual meeting of shareholders, we are providing to our shareholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our NEOs.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our NEOs for delivering results. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our shareholders in order to build long-term, sustainable value for our shareholders.

Accordingly, the Board recommends that our shareholders vote “FOR” the following resolution:

RESOLVED, that the shareholders of American Water Works Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion in the Company’s proxy statement for the 2019 annual meeting of shareholders.

While the vote is not binding on us, our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

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COMPENSATION COMMITTEE REPORT

The Executive Development and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Executive Development and Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Respectfully submitted,

Julia L. Johnson (Chair)

Veronica M. Hagen

Martha Clark Goss

32	American Water | 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we address our compensation philosophy and programs, the key decisions of our Compensation Committee with respect to these programs and the reasons for those decisions, principally with respect to our NEOs, who are:

•	Susan N. Story, President and Chief Executive Officer;
•	Linda G. Sullivan, Executive Vice President and Chief Financial Officer;
•	Walter J. Lynch, Executive Vice President and Chief Operating Officer;
•	Michael A. Sgro, Executive Vice President, General Counsel and Secretary; and
•	Loyd A. Warnock, Senior Vice President, External Affairs and Business Development.

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to:

•	reward our NEOs for delivering results;
•	correlate actual pay realized by our NEOs to our short- and long-term performance;
•	align the interests of our shareholders and NEOs; and
•	attract, motivate and retain high-caliber executives by providing compensation that is comparable to and competitive with other companies we compete with for executive talent.

Our focus on pay for performance is demonstrated by the way we structure our three principal elements of compensation:

•	annual base salary;
•	our APP, which is our annual cash-based performance plan; and
•	our Long-Term Performance Plan, or LTPP, which is our long-term equity compensation program.

In addition, we provide employee retirement and health and welfare benefit plans, as well as our Executive Severance Policy. We designed the plans and policy to provide competitive supplemental benefits to our NEOs.

The allocation of compensation among these elements ties compensation levels and payouts to our company performance, with an appropriate level of risk. The following graphs represent our compensation mix in 2018, assuming annual and long-term incentive awards are paid at target levels, for both our CEO and, on an average basis, for all of our other NEOs as a group:

American Water | 2019 Proxy Statement	33

Our Operating Performance in 2018

Our operating performance in 2018 demonstrated our continued commitment to shareholders and our focus on our five strategic themes in 2018: safety, customers, people, growth, and technology and operational efficiency. By focusing on keeping our employees safe, delivering outstanding customer service, effectively managing costs, investing capital where needed, maintaining constructive regulatory relationships and growing strategically, we continue to create value for our shareholders. Operating performance highlights for 2018 include the following:

Total Shareholder Return (TSR)

TSR was 1.3 percent during 2018, compared to (4.4) percent for the S&P 500 and 3.5 percent for the PHLX Utility Sector Index in 2018; our TSR for the five years ended December 31, 2018 was 140.1 percent

Annual Dividends (1)	10.3 percent overall five-year CAGR in annual dividend payments anchored off 2013 dividends paid, and six years in a row of nearly 10 percent or more annual dividend increases

GAAP Diluted EPS

32.4 percent increase in 2018 from 2017, primarily due to a $0.63 per diluted share decrease in non-cash charges associated with the impact of the re-measurement of the Company’s deferred income taxes resulting from the Tax Cuts and Jobs Act, or the TCJA, and a $0.06 per diluted share after-tax gain in the third quarter of 2018 on the sale of the majority of our Contract Services Group’s operation and maintenance (“O&M”) contracts, partially offset by a $(0.22) per diluted share charge in the third quarter of 2018 related to goodwill and intangible impairments resulting from the narrowing of the focus of our Keystone market-based business, as well as the items discussed under “Adjusted Diluted EPS” below

Adjusted Diluted EPS (2)

8.9 percent increase in 2018 compared to 2017, primarily due to continued growth in our regulated businesses and market-based businesses, offset by higher O&M expenses and the lower tax deduction for interest expense at the parent company resulting from the enactment of the TCJA

Adjusted O&M Efficiency Ratio - Regulated Businesses (2) (3)	Adjusted O&M efficiency ratio for the regulated businesses was 35.6 percent in 2018, compared to 35.3 percent for 2017

Regulated Businesses Growth	Approximately 14,000 new customers added in 2018 through regulated acquisitions and approximately 11,000 new regulated customers added in 2018 through organic growth

Market-Based Businesses Growth	12.8 percent increase in operating revenues from 2017 to 2018 in our market-based businesses

OSHA Recordable Incident Rate (ORIR)	Reduced our Occupational Safety and Health Administration, or OSHA, recordable incident rate from 1.82 in 2017 to 1.63 in 2018

(1)	Dividends paid in 2013 include an accelerated first quarter 2013 cash dividend paid on December 28, 2012 to allow shareholders to take advantage of 2012 tax rates.

(2)	Non-GAAP financial measure; see Appendix A for reconciliation and other information.

(3)

A decrease in our adjusted O&M efficiency ratio from period to period signifies improvement in the operating efficiency of our regulated businesses. The adjusted O&M efficiency ratio reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 was 33.8 percent, which did not include adjustments for the items described in clauses (i) and (iii) in Part B of Appendix A.

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Return to Shareholders

We have returned significant value to our shareholders over the past five years. The following stock performance graph shows how a $100.00 investment in our common stock on December 31, 2013 would have grown to $240.12 on December 31, 2018, assuming quarterly dividend reinvestment. This return compares favorably to the return that would have been obtained through the same investment in the Standard & Poor’s 500 Index and the PHLX Utility Sector Index, assuming dividend reinvestment, during the same period.

	12/31/2013	12/31/2014	12/31/2015	12/30/2016	12/29/2017	12/31/2018
American Water Works Company, Inc.	$100.00	$129.42	$148.64	$183.70	$237.01	$240.12
PHLX Utility Sector	$100.00	$128.94	$120.87	$141.90	$160.09	$165.72
S&P 500	$100.00	$113.68	$115.24	$129.02	$157.17	$150.27

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Summary of Executive Compensation Practices

The table below summarizes compensation practices that we do and do not follow:

• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• No individual change of control agreements
• Equity compensation is weighted significantly toward performance stock units	• No individual employment agreements for NEOs with standing severance or termination provisions
• Executive stock ownership guidelines and retention requirements encourage equity ownership and retention	• No established single-trigger change in control payment requirements
• Compensation Committee oversees annual compensation program risk assessment	• No excise tax gross-ups
• A representative, relevant peer group is used for TSR performance and compensation benchmarking and is evaluated annually	• No repricing of underwater stock options
• Reasonable severance arrangements are provided pursuant to our Executive Severance Policy and 2017 Omnibus Plan awards	• No hedging, pledging, short selling and purchasing common stock on margin by employees, officers and directors
• Compensation Committee retained and used an independent consultant throughout 2018	• No supplemental executive retirement plans open to new executives
• Double-trigger change in control provision in 2017 Omnibus Plan	• No distribution of cash dividend equivalents on equity awards unless and until they vest
• Limited perquisites and other personal benefits, principally executive physicals	• No sales of greater than 50 percent of stock underlying equity awards or intrinsic value of options when stock ownership is less than guidelines
• Cash performance-based awards and equity awards subject to clawback policy adopted by Compensation Committee

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Highlights of 2018 Significant Compensation Actions

The table below highlights significant compensation actions taken by the Compensation Committee with respect to 2018 regarding our primary elements of executive compensation. For more information on the Compensation Committee’s use of various benchmarking data, see “—Compensation Determinations and Pay Competitiveness in 2018.”

Compensation Element	NEO	Action Taken		Rationale
Base Salary	Mr. Sgro	•	Increased annual base salary for 2018 by 6.6 percent from 2017	•	Brings base salary compensation closer to median of the benchmarking data
	Mr. Warnock	•	Increased annual base salary for 2018 by 12.6 percent from 2017	•	Reflects Mr. Warnock’s expanded role in overall business development efforts, in addition to government affairs
	Ms. Story, Ms. Sullivan and Mr. Lynch	•	Increased annual base salary for 2018 by approximately 2.8 percent from 2017	•	For Ms. Story, this increase brings her base salary closer to median of the benchmarking data
				•	For Ms. Sullivan and Mr. Lynch, these reflect modest increases in base salary for effective NEOs

LTPP	Ms. Story	•	Increased 2018 LTPP award opportunity to 300 percent	•	Brings Ms. Story’s total direct compensation within the competitive range (which we define to be ± 15 percent) of the median of the benchmarking data
				•	Recognizes Ms. Story’s strong and sustained performance and tenure in the role of CEO
	Ms. Sullivan	•	Increased 2018 LTPP award opportunity to 135 percent	•	Keeps Ms. Sullivan’s total direct compensation within the competitive range of the median of the benchmarking data
	Mr. Sgro	•	Increased 2018 LTPP award opportunity to 115 percent	•	Keeps Mr. Sgro’s total direct compensation within the competitive range of the median of our 2018 peer group and at the median of the market data
		•	Provided for accelerated vesting of 2020 and 2021 LTPP awards, if granted	•	Encourages Mr. Sgro to remain with the Company at least through January 31, 2022 for succession planning purposes and given his eligibility to receive fully-vested benefits under our qualified pension plan
	Mr. Warnock	•	Increased 2018 LTPP award opportunity to 100 percent	•	Adjusted to reflect Mr. Warnock’s expanded role in business development efforts, as well as managing government affairs and communications
	Ms. Story, Ms. Sullivan and Mr. Lynch	•	Implemented continued vesting of future long-term equity awards following normal or early retirement	•	Acknowledges that executives serving in the CEO, CFO and COO roles consistently make decisions that are both in our short- and long-term interests

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Shareholder Advisory Votes

At our 2018 annual meeting of shareholders, the shareholders approved, on an advisory basis, the compensation paid to our NEOs, as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the executive compensation tables and any related materials disclosed in the proxy statement for the 2018 annual meeting of shareholders. Often referred to as the “say-on-pay vote,” the shareholder vote in favor of NEO compensation was approximately 96.8 percent of the shares present in person or by proxy and eligible to vote at the meeting. Since 2011, the first year of our say-on-pay vote, the shareholder vote in favor of NEO compensation has averaged 97.3 percent.

We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based upon this support, the Compensation Committee did not believe that any corresponding action or change in our compensation program was needed.

At our annual meeting, we will again hold our say-on-pay vote. In making its decisions regarding executive compensation, the Compensation Committee will consider the results of this advisory vote, as well as feedback obtained from shareholders throughout the course of the year.

Compensation Determinations and Pay Competitiveness in 2018

For 2018, the Compensation Committee reviewed and approved all compensation paid to our NEOs, and made recommendations to the independent members of the Board with respect to compensation paid to Ms. Story. The independent members of the Board, after considering the recommendations of the Compensation Committee, approved Ms. Story’s 2018 compensation. Ms. Story did not participate in the Compensation Committee’s recommendations regarding her own compensation and was excused from those portions of the Compensation Committee and Board meetings during which her compensation was deliberated upon and determined.

The Compensation Committee considered Ms. Story’s assessment of the performance of the other NEOs, as well as Ms. Story’s compensation recommendations regarding each such NEO’s base salary and their APP and LTPP award opportunities. The Compensation Committee, with Ms. Story’s participation, discussed the 2018 performance of each NEO other than Ms. Story, and, after discussion and deliberation held in executive session, approved compensation determinations for such NEOs.

During 2018, for decisions made with respect to the compensation of our NEOs, the Compensation Committee engaged Semler Brossy as its independent compensation consultant. In making these executive compensation determinations, the Compensation Committee reviewed, among other things, data provided by Semler Brossy to gauge the comparability of our executive compensation to the compensation paid to executives in other companies with generally corresponding responsibilities.

By reviewing all of this benchmarking data, the Compensation Committee is able to assess competitive market compensation practices. Two of the primary ways the Compensation Committee evaluates our executive compensation arrangements and practices is to compare them to market data in a Willis Towers Watson study comprised of 60 percent weighting on utility industry companies and 40 percent weighting on general industry companies, as well as to similar data on companies in the 2018 peer group, as described below. The Compensation Committee believes there is a strong likelihood that an executive officer’s skills will be transferable among these companies, and thus we would expect to compete with these companies and others for executive officer talent. This peer group is also used to compute the three-year relative total shareholder return for our PSUs with vesting tied to this metric. The Compensation Committee referred to all of this benchmarking data as part of its review of general compensation practices and trends of the utility industry and our 2018 peer group.

The composition of our peer group is reassessed annually and may be changed by the Compensation Committee to reflect corporate transactions or other events that may affect the comparability of one or more of the constituent companies. In reviewing the

38	American Water | 2019 Proxy Statement

appropriateness of companies, the Compensation Committee considers factors most relevant to us as a utility, including, in decreasing order of relevance, consolidated total assets, market capitalization, number of employees, consolidated revenues, and the proportion of revenue received from our regulated businesses. For 2018, consolidated total assets was the Compensation Committee’s primary relevant factor, which reflects the fact that the Company’s primary business involves the ownership of water and wastewater utilities subject to economic regulation by state utility commissions or similar entities. As of December 31, 2018, according to Semler Brossy, we were positioned near the median of our peer group in terms of total assets, in the top quartile in terms of market capitalization, near the 40th percentile in terms of number of employees and in the bottom quartile in terms of our fiscal 2018 revenues.

The peer group that was used in 2018 to calculate the three-year total shareholder return for our PSU awards granted during the year and by the Compensation Committee to make compensation decisions with respect to our NEOs was comprised of the companies listed below, which is collectively referred to as the 2018 peer group.

2018 American Water Compensation Peer Group
Alliant Energy Corporation	Evergy, Inc. (successor to Westar Energy, Inc.)	PPL Corporation
Ameren Corporation	Eversource Energy	Pinnacle West Capital Corporation
Atmos Energy Corporation	MDU Resources Group, Inc.	SCANA Corporation
CenterPoint Energy, Inc.	NiSource Inc.	UGI Corporation
CMS Energy Corporation	OGE Energy Corp.	WEC Energy Group, Inc.

In January 2019, the Compensation Committee conducted a thorough review of the 2018 peer group in light of pending mergers and acquisitions activity involving peer companies. Based on this review, the Compensation Committee approved the removal of SCANA Corporation from the peer group for 2019 following the acquisition of that company by Dominion

Energy, Inc. on January 1, 2019. To maintain the same number of peer companies, the Compensation Committee approved the addition of Entergy Corporation. The Compensation Committee followed a similar analysis as was used in 2018 to select Entergy Corporation from a group of water, gas, electric and multi-utility companies.

2018 Compensation

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our NEOs for delivering results and building long-term sustainable value for our shareholders. We believe our program’s performance measures align the interests of our shareholders and NEOs by correlating pay to our short- and long-term performance.

We focused on the following objectives in making compensation decisions as to our NEOs for 2018:

•	Reward our executives for achieving both superior financial performance and outstanding non-financial performance relating to safety, customers, people, growth, and technology and operational efficiency, all of which lead to long-term financial strength;
•	Focus pay on both short- and long-term performance, with a proportionately greater emphasis on long-term, based upon criteria recognized in peer companies and the utility and water industries generally;
•	Build long-term, sustainable value for shareholders by emphasizing compensation that rewards such value, including long-term, performance-based equity-based compensation, and de-emphasizing short-term, cash-based compensation;
•	Align NEO and shareholder interests as an incentive to increase shareholder value by requiring consistent, meaningful equity ownership; and
•	Provide compensation to our NEOs that reflects their responsibilities and contributions, and is comparable to and within a competitive range of, the median of compensation reflected in our benchmarking data, in order to attract, motivate and retain high-caliber executives.

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Base Salaries

For 2018, we made the following base salary determinations for our NEOs:

•	Ms. Story’s base salary was increased from $925,000 to $950,000, effective March 12, 2018, reflecting the Board’s conclusions that, based upon benchmarking data provided by Semler Brossy and Willis Towers Watson, Ms. Story’s base salary was below the median for her position.
•	Each of Ms. Sullivan’s and Mr. Lynch’s base salary was modestly increased by approximately 2.8 percent, effective March 12, 2018, as each executive was viewed to have been effective in 2017.
•	Mr. Sgro’s base salary was increased by 6.6 percent, effective March 12, 2018, compared to 2017, which brought his base salary closer to the median of the benchmarking data and recognized Mr. Sgro as an effective executive in 2017.
•	Mr. Warnock’s base salary was increased by 12.6 percent effective March 12, 2018 and reflects his expanded role in managing our overall business development efforts as well as the government affairs and communications teams.

2018 Annual Performance Plan

The APP is designed to incentivize eligible participants to achieve annual business objectives by providing an opportunity to earn a cash payout tied to corporate and individual performance.

The 2018 target award opportunity for each NEO is equal to a percentage of each NEO’s base salary,

based on the individual’s position with American Water. No NEO received an increase in his or her target award opportunity as a percentage of salary for 2018. Information used to calculate the 2018 APP award payouts for each NEO is included in the table below.

Named Executive Officer	Percentage of Base Salary		2018 APP Target	2018 APP Payout Percentage	2018 APP Award
Susan N. Story	100	% (1)	$950,000	98.8%	$938,600
Linda G. Sullivan	75%		$384,944	98.8%	$380,325
Walter J. Lynch	75%		$438,799	95.7%	$419,931
Michael A. Sgro	75%		$327,675	98.8%	$323,743
Loyd A. Warnock	50%		$216,750	98.8%	$214,149

(1)	In February 2019, Ms. Story’s APP target for 2019 as a percentage of base salary was increased to 110 percent.

As was the case in 2017, no awards would be made under the 2018 APP if adjusted EPS is less than 90 percent of target. For 2018, in light of the TCJA’s changes in Federal income tax law, we simplified the APP’s performance goal structure by eliminating both the requirement that we record, as a threshold performance goal, positive GAAP net income, and the funding of a 200 percent overall maximum APP award opportunity for each NEO upon satisfaction of that threshold performance goal, subject to the exercise of negative discretion by the Compensation Committee to reduce the payout based on actual performance.

The APP performance measures chosen for 2018 reflected our primary objectives for financial performance, aligned with our 2018 core business strategies of safety, customers, people, growth, and technology and operational efficiency. As has been the case in prior years, the safety and people goals (ORIR and DART injury rate) would not be earned in a year in which there was an employee fatality.

The Compensation Committee determines the payout for APP awards using a corporate performance factor. The corporate performance factor is computed by adding the weighted results achieved for each

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performance measure, based on results determined by the Compensation Committee as soon as reasonably practicable after the end of the year. The percentage added to determine the corporate performance factor with respect to each measure was dependent on actual performance with regard to that measure.

The following table provides information regarding each of the performance measures used to determine the corporate performance factor, including the threshold, target and maximum performance requirements for each measure. The table also indicates the percentage that would be included in the corporate performance factor for threshold, target and maximum performance. If the threshold performance requirement for a performance measure is not met, no additional percentage would be added to the corporate performance factor.

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Adjusted EPS (1)	50.0%	$3.03 (0.0%)	$3.27 (50.0%)	$3.32 (75.0%)	$3.30 (65.0%)	Adjusted EPS is diluted EPS calculated in accordance with GAAP as reported in the Company’s audited consolidated financial statements, adjusted to eliminate the impact of the items shown with respect to 2018 adjusted diluted earnings per share as set forth on Appendix A.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.
Customer Satisfaction	15.0%	Fourth Quartile (0.0%)	Third Quartile (3.75% to 11.3%) Second Quartile (12.0% to 18.0%)	First Quartile (18.75% to 22.5%)	First Quartile - High (22.5%)	A quarterly survey is conducted by a third-party firm of random regulated water and wastewater customers.	Our service quality and customer issues are a focus of state public utility commissions in evaluating rate cases.
ORIR (2)	7.5%	1.83 (0.0%)	1.46 (7.5%)	1.35 (11.25%)	1.63 (4.1%)	ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.	To continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.
DART injury rate (2)	7.5%	1.40 (0.0%)	1.12 (7.5%)	1.04 (11.25%)	1.13 (7.2%)	DART injury rate measures the number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, or job duty/position transfers in the calendar year per 100 employees.	DART reflects serious incidents that result in the employee being placed in restricted duty or time away from work.

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Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Environmental Leadership	10.0%	15x (0.0%)	20x (10.0%)	25x (15.0%)	11x (0.0%)	Environmental leadership is determined by comparing our performance to the EPA national drinking water industry average, and assessing how many times better we perform compared to the industry average.	We are committed to excellent water quality, protecting the environment and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.
Operational Efficiency Improvement (3)	10.0%	35.2% (0.0%)	34.9% (10.0%)	34.6% (15.0%)	35.6% (0.0%)	Based on our 2018 adjusted O&M efficiency ratio, which is the ratio of adjusted regulated O&M expenses to adjusted regulated operating revenues, each for the year ended December 31, 2018.	We want to focus management on improving the overall cost structure of our regulated businesses and improving our return on equity.

(1)	Adjusted EPS is a non-GAAP measure. See Appendix A for reconciliation and additional information. No APP awards may be earned if 2018 adjusted EPS is less than 90 percent of the target amount.

(2)	This goal may not be earned in the event of an employee fatality during the year.

(3)	Adjusted O&M efficiency ratio is a non-GAAP measure. See Appendix A for a reconciliation of the components used to compute this measure and additional information.

Actual payouts may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and business performance and, in rare instances where significantly warranted, individual performance against specific goals. Cash awards under the APP are distributed to participants by March 15 of the year following the performance year.

While the NEOs are subject to individual performance goals as well as the corporate goals comprising the corporate performance factor, the 2018 APP awards reflect, for all NEOs other than Mr. Lynch, the NEO’s target award multiplied by the adjusted corporate performance factor, as outlined below. The Compensation Committee utilized this convention based on Ms. Story’s recommendation that NEOs should assume principal responsibility for, and their awards generally should be based upon, performance of the entire organization, except with respect to executives who lead a major profit center, such as Mr. Lynch, in which case performance of the relevant business unit also should be reflected. Furthermore, in 2018, there were no significant factors that caused the independent Board members, in the case of Ms. Story, and the Compensation Committee, in the case of all other NEOs (based on Ms. Story’s recommendations), to apply an upward or downward adjustment based on his or her individual performance.

Based upon our performance with regard to the financial and non-financial performance measures described above, the Compensation Committee certified a corporate performance factor of 98.8 percent. The APP award for each of Mses. Story and Sullivan, and each of Messrs. Sgro and Warnock, was 98.8 percent of target.

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With respect to Mr. Lynch, who oversees our regulated operations, 50 percent of his APP award was based on the performance of our regulated operations with respect to the measures shown in the table above. For 2018, this amounted to a performance factor of 92.6 percent of target. When combined with the corporate performance factor of 98.8 percent with respect to the remaining 50 percent of his award,

Mr. Lynch’s APP award was ultimately determined to be equal to 95.7 percent of target.

We have included the amount of the APP awards paid to our NEOs with respect to 2018 under the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table.

2018 Long-Term Performance Plan

The LTPP is designed to incentivize eligible participants to achieve our long-term business objectives by providing an opportunity to earn equity awards tied to our long-term goals and continued employment with the Company. LTPP awards are generally granted by the Compensation Committee in February of each year and allocated 30 percent to RSUs and 70 percent to PSUs. Stock options are not granted as part of the LTPP. PSU awards for 2018 were allocated equally between shares earned based on total shareholder return relative to the 2018 peer group and shares earned based on compounded adjusted EPS growth.

Generally, our RSU awards vest ratably over a three-year period while a participant remains employed with us. PSU awards generally are earned ratably over a three-year period while employed, and the vesting of each PSU award is determined by the Compensation Committee at the end of the three-year performance period based on the satisfaction of pre-determined performance goals. However, in accordance with his amended employment offer letter, Mr. Warnock’s 2018 RSU awards will vest and his PSU awards will be earned in full on January 1, 2021, rather than ratably over the three-year period, subject to a determination of performance at the end of the three-year performance period in the case of his PSUs. See “Executive Compensation—Employment and Severance Agreements” on page 54 of this proxy statement.

As with the APP, to reflect changes in federal income tax law from the enactment of the TCJA related to the deductibility of performance-based compensation, in 2018, the Compensation Committee eliminated the threshold requirement to record positive GAAP net income in the relevant fiscal year as well as the use of a 200 percent overall maximum LTPP award funding for each NEO if the threshold requirement was satisfied, subject to the exercise of negative discretion by the Compensation Committee to reduce the payout based on actual performance.

We based the aggregate target value of LTPP awards on a percentage of each NEO’s salary. The following table provides a summary of the grant date fair value of LTPP awards granted in 2018 to each NEO. Information regarding the number of shares underlying these awards is found in “Executive Compensation—2018 Grants of Plan-Based Awards” on page 55 of this proxy statement.

Named Executive Officer	LTPP Target Award as a Percentage of a Base Salary		Aggregate Grant Date Fair Value of LTPP Target Awards	Aggregate Grant Date Fair Value of RSUs	Aggregate Grant Date Fair Value of PSUs (TSR)	Aggregate Grant Date Fair Value of PSUs (EPS)
Susan N. Story	300	%(1)	$2,837,113	$832,491	$1,033,408	$971,214
Linda G. Sullivan	135	%(2)	$689,460	$202,326	$251,126	$236,008
Walter J. Lynch	150	%(3)	$873,222	$256,217	$318,098	$298,907
Michael A. Sgro	115	%(4)	$499,746	$146,634	$182,039	$171,073
Loyd A. Warnock	100%		$434,575	$127,521	$158,305	$148,749

(1)	In February 2019, Ms. Story’s LTPP target for 2019 as a percentage of base salary was increased to 350 percent.

(2)	In December 2018, Ms. Sullivan’s LTPP target for 2019 as a percentage of base salary was increased to 155 percent.

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(3)	In December 2018, Mr. Lynch’s LTPP target for 2019 as a percentage of base salary was increased to 165 percent.

(4)	In December 2018, Mr. Sgro’s LTPP target for 2019 as a percentage of base salary was increased to 125 percent.

For 2018, Ms. Story’s LTPP award opportunity was increased from 250 percent to 300 percent. This adjustment brought her total direct compensation within the competitive range of the median of the benchmarking data, and reflected the Compensation Committee’s recognition of her strong and sustained performance in her role as President and CEO.

Ms. Sullivan’s 2018 LTPP award opportunity was increased from 125 percent to 135 percent. The Compensation Committee awarded this increase to keep her total direct compensation within the competitive range of the median of the benchmarking data.

Mr. Sgro’s 2018 LTPP award opportunity was increased from 100 percent to 115 percent. The Compensation Committee awarded this increase to keep his total direct compensation within the competitive range of the median of our compensation peer group and at the median of the market data.

For 2018, Mr. Warnock’s LTPP award opportunity was increased from 90 percent to 100 percent. The Compensation Committee adjusted Mr. Warnock’s award opportunity to reflect his expanded role in business development efforts, in addition to his leadership and management of the government affairs and communications functions.

The following table provides information regarding the performance measures related to the PSUs granted in 2018.

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	How We Calculate the Performance Measure	Why We Use this Performance Measure
Relative Total Shareholder Return	25% (25%)	50% (100%)	90% (200%)	Based on American Water’s total shareholder return compared to the total shareholder return performance of the companies in the 2018 peer group, during the three-year performance period from January 1, 2018 through December 31, 2020, assuming reinvestment of dividends during the performance period.	To encourage performance that not only increases shareholder value, but increases it to an extent that compares favorably relative to the companies in the 2018 peer group.
Compounded Adjusted EPS Growth	6.00% (25%)	7.84% (100%)	12.00% (200%)	Based on adjusted EPS growth, compounded annually over the three-year period from January 1, 2018 through December 31, 2020, over adjusted EPS of $3.03 for the year ended December 31, 2017. Adjusted EPS is a non-GAAP measure. See Appendix A for a reconciliation and additional information.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.

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Performance Vesting of PSUs Granted in 2016

In 2016, we granted two types of PSUs to our NEOs for the performance period ending in 2018: one with a performance measure based on relative total shareholder return of companies in our 2016 peer group, and the other with a performance measure based on compounded adjusted EPS growth, weighted equally. The payouts with respect to the two types of PSUs are summarized in the table below:

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance	Percentage of Target Award Earned
Relative Total Shareholder Return	25% (25%)	50% (100%)	75% or more (200%)	89%	197.00%
Compounded Adjusted EPS Growth	5.0% (25%)	7.0% (100%)	10.0% (175%)	7.72%	96.67%

The Compensation Committee certified the achievement of the requisite PSU performance measures on January 23, 2019.

Perquisites and Other Benefits

We provide limited perquisites to our executive officers, consisting principally of executive physicals. Because we invest significant time and resources in developing the skills and experiences of our leadership, we believe that providing executives with periodic physicals, which can potentially detect medical conditions before they become serious, is an important investment in our current and future success.

Our NEOs are eligible for benefits that are generally available to all other salaried, non-union employees, including participation in our qualified 401(k) savings plan with an employer matching contribution (and, for participants hired or rehired after January 1, 2006, 5.25 percent defined contribution account employer contributions), medical insurance coverage, term life insurance coverage, and short-term and long-term disability insurance coverage.

Stock Option Grant Practices

Beginning in 2017, the Compensation Committee discontinued the practice of granting stock options as part of the LTPP, and no stock options were granted in 2018. The Compensation Committee reserves the right to grant stock options on a case-by-case basis as part of new hires or promotional awards, or to reinstate the use of stock options in the future in its sole discretion.

Executive Stock Ownership Guidelines and Stock Retention Requirements

The Board has adopted stock ownership guidelines and complementary stock retention requirements that further emphasize the importance of linking the financial interests of our executives with those of our shareholders. The stock ownership guidelines, which are expressed as a multiple of annual base salary, require executives to hold common stock (including certain equivalents) as follows:

Officer Level	Multiple of Annual Base Salary
Chief Executive Officer	6 times
Chief Operating Officer	3 times
Executive Vice Presidents	3 times
Senior Vice Presidents	3 times
President, Homeowner Services Group	1 time
President, Military Services Group	1 time
Vice Presidents and State Utility President Equivalents	1 time

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For purposes of the stock ownership guidelines, shares of common stock, shares underlying vested and unvested RSUs and shares underlying earned PSUs will count toward the ownership guidelines. Shares underlying vested or unvested stock options and unearned PSUs do not count.

Our stock retention requirements prevent, subject to hardship exceptions and an exemption for transactions pursuant to an approved Rule 10b5-1 plan, as described below, any executive who is not in compliance with the stock ownership guidelines from effecting a transfer of more than 50 percent of the net shares realized from any equity award or more than 50 percent of any other shares of common stock that the executive may own other than through equity awards. For an award of RSUs or PSUs, the number of net shares realized from an award is based on the number of shares ultimately credited to the account of the executive upon vesting. For an option award, the number of net shares realized is equal to the number of vested shares subject to that award minus a number of shares with a fair market value equal to the aggregate exercise price of those vested shares. Equity awards that are issued to an executive before he or she becomes subject to the stock retention requirements are exempt from these restrictions.

Each executive covered by the stock ownership guidelines on March 4, 2015, the effective date of adoption, including each NEO, has until March 4, 2020 to achieve compliance. Upon first becoming subject to the stock ownership guidelines thereafter, an executive will have five years to comply. As of March 15, 2019, all of our NEOs were in compliance with the applicable stock ownership guidelines.

In July 2018, the Compensation Committee made clarifying changes to the stock ownership guidelines and the stock retention requirements. The Compensation Committee clarified that the five-year compliance period resets when an executive moves up a compliance level. The stock retention requirements were also amended to clarify the express intention that awards granted on or after the date of a promotion would be subject to those requirements, and that awards granted prior to an executive being subject to our pre-2015 stock retention requirements would also continue to be exempt from the current stock retention requirements.

On March 22, 2019, the Board approved changes to the executive stock retention requirements to permit executives to sell shares under an approved Rule 10b5-1 plan. A Rule 10b5-1 plan will be approved only if, among other things, the executive is then in compliance with the stock ownership guidelines and the plan includes a number of shares that could be sold without causing the executive to no longer comply with these guidelines.

Policies Prohibiting Hedging, Pledging, Margining and Short Selling

Our insider trading policy, as currently in effect, prohibits all directors, officers (including NEOs) and employees from engaging in any transaction entered into for the purpose of reducing or eliminating the market price or investment risk associated with the ownership of our securities. These types of transactions are commonly known as “hedging.” No covered person may enter into any transaction to buy or sell any contract or other instrument that derives value from the price of our securities.

Also, our insider trading policy prohibits our directors, officers and employees from pledging our securities to a lender as collateral for a loan, or from using them in a margin account as collateral for investment in securities.

These prohibitions do not apply to the receipt of securities under any of our equity compensation plans or “cashless” exercises of our options in compliance with the 2017 Omnibus Plan or its predecessor plan.

We also prohibit directors, officers and employees from selling our securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.

46	American Water | 2019 Proxy Statement

Ongoing and Post-Employment Arrangements and Benefit Plans

We have several plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Not all of these plans apply to each NEO, as indicated in the discussion below. None of our executives participating in any of these plans is entitled thereunder to receive excise tax gross-up payments.

American Water Savings Plan

The Savings Plan for Employees of American Water Works Company, Inc. and Designated Subsidiaries, or the Savings Plan, is a tax-qualified 401(k) defined contribution plan available to employees of American Water, including our NEOs, and certain subsidiaries. Each of our NEOs participates in the Savings Plan, except for Mr. Sgro.

Under the Savings Plan, an employee may contribute, subject to limitations imposed by the Internal Revenue Code of 1986, or the Code, up to 50 percent of his or her base salary plus APP awards (the amount of such contributions are referred to as “basic contributions”), up to a maximum contribution of $19,000 for 2019, plus, for eligible participants, $6,000 for catch-up contributions.

For any NEO participant hired before January 1, 2006 who continues to be employed by us (Messrs. Lynch and Sgro are the only NEOs in this category), the matching contribution formula is 50 percent of a participant’s basic contributions to the Savings Plan for the plan year, up to a maximum of five percent of the participant’s base salary.

For NEO participants hired or rehired after January 1, 2006, the matching contribution formula is (a) 100 percent of a participant’s basic contributions to the Savings Plan for the plan year up to the first three percent of the participant’s base salary plus APP awards, and (b) 50 percent of a participant’s basic contributions up to the next two percent of the participant’s base salary plus APP awards contributed to the Savings Plan for the plan year. In addition, for NEO participants hired or rehired after January 1, 2006, we make additional annual contributions equal to 5.25 percent of the participant’s base salary, subject to limitations imposed under the Code. We provide more generous contributions to participants hired after January 1, 2006 because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will increase or decrease to reflect the performance of selected investments.

Pension Plan and Executive Retirement Plan

The Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the AWWPP, is a tax-qualified defined benefit pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Each of Messrs. Lynch and Sgro participates in the AWWPP.

The American Water Works Company, Inc. Executive Retirement Plan, or the ERP, is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Each of Messrs. Lynch and Sgro participates in the ERP. We closed the AWWPP (subject to certain exceptions) and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to allow us to incur fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our

American Water | 2019 Proxy Statement	47

defined benefit plans based on the performance of the plans’ investment portfolios. For further information on these plans, see “Executive Compensation—Pension Benefits at December 31, 2018” and “Executive

Compensation—Description of Pension and Other Retirement Plans” beginning on page 58 of this proxy statement.

Nonqualified Deferred Compensation Plan

The Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Employee Deferred Compensation Plan, enables participants to defer base salary and APP awards and provides benefits in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Code. We refer to compensation in excess of those limits as “excess compensation.” All of the NEOs, except for Mr. Sgro, participate in the Employee Deferred Compensation Plan.

Generally, under the Employee Deferred Compensation Plan, a participant may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the APP. We provide matching contributions that differ depending on whether the participant was hired by us on or after January 1, 2006. For participants hired after January 1, 2006 (Mses. Story and Sullivan, and Mr. Warnock), we provide the matching contribution we would have made for the participant under the Savings Plan with respect to the participant’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these participants generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the APP for the relevant plan year.

For each of Messrs. Lynch and Sgro, who was hired prior to January 1, 2006, our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of base salary; our contributions are more limited for each of Messrs. Lynch and Sgro due to his eligibility to participate in the AWWPP.

Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2018 Nonqualified Deferred Compensation” on page 60 of this proxy statement for additional information.

Executive Severance Policy

Under our Executive Severance Policy, adopted in 2008, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy provides for 18 months and 12 months of salary continuation for our CEO and each of the other NEOs, respectively, and a pro rata APP award for the year in which the termination date occurs to the extent a payment is earned under the terms of the APP. See “Executive Compensation—Potential Payments on Termination or Change in Control” beginning on page 61 of this proxy statement for further information.

Terms of Outstanding Equity Grants

2007 Omnibus Equity Compensation Plan

The unvested portion of outstanding stock options granted to our NEOs under our predecessor equity plan, the 2007 Omnibus Equity Compensation Plan, or the 2007 Omnibus Plan, will fully vest if a participant’s employment with us terminates on account of:

•	total disability, as determined by the Social Security Administration; or
•	normal retirement, defined as attaining age 62 and ten years of service.

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2017 Omnibus Plan

Acknowledging that executives serving in our CEO, CFO and COO positions consistently make decisions that are both in our short- and long-term interests, on February 14, 2018, the Compensation Committee approved the granting of long-term equity awards under the 2017 Omnibus Plan to persons serving in these roles to provide for continued vesting after retirement under certain circumstances as discussed in more detail below. This action applies to awards granted on and after February 14, 2018 to persons serving in these roles and does not impact the terms of any prior equity award.

Except as contemplated in these circumstances, we do not provide for continued vesting of long-term equity awards granted under the 2017 Omnibus Plan on account of retirement. For an executive serving in the CEO, CFO or COO role with at least three years of consecutive service in one or more of these positions, an equity award will continue to vest over the normal vesting schedule following a separation of service based upon either normal retirement or early retirement, as follows:

•	in the event of a normal retirement, defined as having attained age 60 and five years of service, 100 percent of the award will continue to vest; and
•	in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of the award will continue to vest.

In connection with the foregoing, PSUs will continue to vest and shall be paid at the end of the three-year performance period based on actual performance.

Any stock option granted to an executive serving in the CEO, CFO and COO roles will remain exercisable for a period of two years after the retirement date.

In December 2018, the Compensation Committee agreed to amend Mr. Sgro’s February 2015 employment offer letter to provide that, if any LTPP awards are ultimately granted by the Compensation Committee to Mr. Sgro in 2020 or 2021, the awards would have vesting provisions as follows:

LTPP Plan Year	Vesting Requirements
2020	33 1/3% on January 31, 2021 66 2/3% on January 31, 2022
2021	100% on January 31, 2022

Mr. Sgro’s PSUs for each plan year will vest in accordance with the schedule set forth above and shall be paid at the end of the three-year performance period based on actual performance.

The Compensation Committee agreed to this amendment to Mr. Sgro’s employment offer letter to encourage him to remain with the Company through at least January 31, 2022 for succession planning purposes and given his eligibility to receive fully-vested benefits under the AWWPP.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting the compensation of our NEOs. However, under the terms of award agreements for awards granted under the 2007 Omnibus Plan, these equity awards generally would vest upon a change in control of American Water.

Upon a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires all unexercised options and other grants of awards thereunder to be assumed by or converted to similar awards of the acquirer company. The vesting of such assumed or converted awards will be accelerated only upon the termination of the participant’s employment within 12 months after the change in control other than for cause, death or disability. To the extent any such awards are not assumed or converted, option awards will become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control—Equity Awards—2017 Omnibus Plan” on page 63 of this proxy statement for further information.

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Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results under specified circumstances. In addition, the terms of the APP and the 2017 Omnibus Plan specifically require that grants under those plans be subject to this policy. As a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which requires the SEC to direct stock exchanges to implement an executive compensation “clawback” requirement on public companies, we will amend the policy if and when final implementing rules of the SEC and the NYSE are adopted and are effective to comply with these executive compensation recovery requirements.

Tax and Accounting Considerations

Tax Considerations

Prior to January 1, 2018, under Section 162(m) of the Code, a public company was prohibited from deducting for federal income tax purposes compensation in excess of $1.0 million paid to that company’s principal executive officer and its three highest compensated executive officers (other than the principal financial officer), except that this prohibition did not generally apply to options or compensation that qualified as “performance-based compensation” as had been defined in regulations adopted under Section 162(m).

Effective January 1, 2018, the TCJA repealed the performance-based compensation exemption from Section 162(m)’s deduction limit, among other changes, such that compensation paid to certain executive officers (including our chief financial officer) in excess of $1.0 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain performance-based compensation arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

For 2018, the payment of shares of common stock upon the vesting of PSUs granted under the 2007 Omnibus Plan, if determined solely by reference to the achievement of performance objectives established in awards granted prior to November 2, 2017, were structured to qualify as “performance-based compensation” under Section 162(m). RSU awards vested in 2018 were not structured to qualify as “performance-based compensation” because the awards vested on the basis of continued employment, rather than pre-established performance objectives. In addition, awards paid under the APP with respect to 2018 are subject to Section 162(m)’s deduction limit because, while performance-based, the award opportunities were granted after November 2, 2017.

The elimination of the performance-based compensation exemption from Section 162(m)’s deduction limit has not altered the Compensation Committee’s commitment to a pay-for-performance executive compensation program. The Compensation Committee believes that the Section 162(m) related tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing executives.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees may be subject to additional taxes, interest and penalties. Our nonqualified deferred compensation arrangements are intended to satisfy the requirements of Section 409A.

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Accounting Considerations

RSU and PSU awards are accounted for based on their grant date fair value, as determined under ASC 718, which is recognized over the service or vesting period applicable to the grant. Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the service or vesting period.

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EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table sets forth information regarding the compensation of each of our NEOs for 2018.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Susan N. Story	2018	$944,229	$—	$2,837,113	$—	$938,600	$—	$263,172	$4,983,114
President and Chief Executive Officer	2017	$920,984	$—	$2,250,048	$—	$970,094	$—	$215,949	$4,357,075
	2016	$876,923	$—	$1,440,032	$359,999	$1,188,000	$—	$231,578	$4,096,532

Linda G. Sullivan	2018	$510,088	$—	$689,460	$—	$380,325	$—	$130,992	$1,710,865
Executive Vice President and Chief Financial Officer	2017	$496,315	$—	$607,018	$—	$392,905	$—	$154,567	$1,650,805
	2016	$482,915	$—	$473,776	$118,449	$482,979	$—	$161,401	$1,719,520

Walter J. Lynch	2018	$581,448	$—	$873,222	$—	$419,930	$88,951	$74,567	$2,038,118
Executive Vice President and Chief Operating Officer	2017	$568,193	$—	$831,491	$—	$465,365	$561,565	$80,113	$2,506,727
	2016	$551,146	$—	$648,884	$162,226	$576,366	$373,563	$84,785	$2,396,970

Michael A. Sgro	2018	$434,158	$—	$499,746	$—	$323,743	$487,102	$27,010	$1,771,759
Executive Vice President, General Counsel and Secretary	2017	$407,561	$—	$399,800	$—	$322,289	$915,642	$12,774	$2,058,066
	2016	$396,985	$—	$312,005	$77,999	$344,545	$788,407	$12,185	$1,932,126

Loyd A. Warnock	2018	$431,534	$—	$434,575	$—	$214,149	$—	$85,733	$1,165,991
Senior Vice President, External Affairs and Business Development (7)	2017	$384,479	$25,000	$341,406	$—	$201,884	$—	$100,592	$1,053,361
	2016	$377,188	$—	$266,467	$66,612	$251,489	$—	$54,559	$1,016,315

(1)	In 2018, the following NEOs deferred a portion of their base salary under the Employee Deferred Compensation Plan: Ms. Sullivan—$51,009; Mr. Lynch—$58,144; and Mr. Warnock—$21,577.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of PSUs and RSUs granted to the NEOs. The grant date fair value of PSUs and RSUs granted in 2018 is as follows:

Name	PSUs	RSUs
Susan N. Story	$2,004,622	$832,491
Linda G. Sullivan	$487,134	$202,326
Walter J. Lynch	$617,005	$256,217
Michael A. Sgro	$353,112	$146,634
Loyd A. Warnock	$307,054	$127,521

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With respect to the PSUs, the amounts disclosed in the table above represent the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with ASC 718. See Note 10—Stock Based Compensation in the Notes to Consolidated Financial Statements in the 2018 Form 10-K for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

The following table shows the fair value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

	Grant Date Fair Value
Name	2018	2017	2016
Susan N. Story	$4,009,244	$3,150,052	$2,160,066
Linda G. Sullivan	$974,268	$849,840	$710,668
Walter J. Lynch	$1,234,010	$1,164,088	$973,320
Michael A. Sgro	$706,224	$599,764	$468,042
Loyd A. Warnock	$614,108	$477,924	$399,768

(3)

In December 2016, the Compensation Committee approved a change to the LTPP to eliminate the issuance of stock options. The amounts shown in this column for fiscal year 2016 reflect the grant date fair value of stock options granted to each of the NEOs, determined in accordance with ASC 718. See Note 10—Stock Based Compensation in Notes to the Consolidated Financial Statements in the 2018 Form 10-K for the assumptions that were made in determining grant date fair values of the stock options.

(4)

The amounts shown in this column constitute payments under the APP with respect to each performance year, which are generally paid in March of the next calendar year. The following NEOs deferred a portion of their APP payment with respect to 2018 under the Employee Deferred Compensation Plan: Ms. Story—$938,600; Ms. Sullivan—$38,032; Mr. Lynch—$125,979; and Mr. Warnock—$10,707.

(5)

The amounts shown in this column reflect the aggregate changes in the actuarial present values of accumulated benefits under our defined benefit pension plans. For further information on these pension plans, see “—Pension Benefits at December 31, 2018.” None of the NEOs received “above-market” or “preferential” earnings (as defined by SEC regulation) under the Employee Deferred Compensation Plan.

(6)	The totals shown in this column for 2018 consist of:

Name	Savings Plan Company Match	Savings Plan Company Defined Contribution Account (a)	Company Contributions to Employee Deferred Compensation Plan (b)	Executive Physical	Dividend Equivalents (c)	Company- Paid Life Insurance	Total All Other Compensation
Susan N. Story	$11,000	$14,438	$121,955	$3,345	$111,964	$470	$263,172
Linda G. Sullivan	$11,000	$14,438	$56,926	$3,345	$44,813	$470	$130,992
Walter J. Lynch	$2,464	$—	$7,661	$2,595	$61,377	$470	$74,567
Michael A. Sgro	$—	$—	$—	$—	$26,540	$470	$27,010
Loyd A. Warnock	$10,777	$14,438	$34,288	$509	$25,251	$470	$85,733

(a)

The Defined Contribution Account is an account in the Savings Plan to which American Water contributes 5.25 percent of each eligible employee’s total cash compensation (which includes annual base salary and APP payouts), subject to Code limits on compensation that may be taken into account. Generally, only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions with respect to 2018 made by the Company to the NEOs’ accounts in the Employee Deferred Compensation Plan. These contributions are

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generally paid in the second quarter of the next calendar year. For further information on this plan, see “—2018 Nonqualified Deferred Compensation”.

(c)

Dividend equivalents are paid in cash with respect to PSUs and RSUs at such time, if ever, as the PSUs or RSUs are converted to common stock. Amounts in this column reflect PSU and RSU dividend equivalents that were paid out in 2018.

(7)

Mr. Warnock served as our Senior Vice President, External Affairs, Communications and Public Policy from April 28, 2014 until he became our Senior Vice President, External Affairs and Business Development on August 1, 2017.

Comparison of Key Elements of Total Compensation

The table below provides a comparison of the key elements of total compensation for 2018 for each NEO, including the percentage of salary and bonus compared to total compensation. This section uses information contained in the 2018 Summary Compensation Table.

	Percentage of Total Compensation
Name	Total Salary and Bonus	Incentive Compensation	Change in Pension Value	Other
Susan N. Story	18.9%	75.8%	—	5.3%
Linda G. Sullivan	29.8%	62.5%	—	7.7%
Walter J. Lynch	28.5%	63.4%	4.4%	3.7%
Michael A. Sgro	24.5%	46.5%	27.5%	1.5%
Loyd A. Warnock	37.0%	55.6%	—	7.4%

Employment and Severance Agreements

Although we have entered into employment offer letters with Mses. Story and Sullivan and Messrs. Sgro and Warnock that specify the initial form and amount of compensation to be paid to them, we do not have customary employment agreements for a fixed term that would require us to pay a named executive officer a specified amount of compensation over the term of his or her employment. Except as may be provided under our Executive Severance Policy, our long-term equity awards granted on and after February 14, 2018 under the 2017 Omnibus Plan to persons serving in the CEO, CFO and COO roles, or the terms of other plans that provide an executive with specified benefits upon the termination of the executive’s employment or upon retirement, we do not have specific agreements that provide named executive officers with post-employment benefits. See “—Potential Payments on Termination or Change in Control” beginning on page 61 of this proxy statement for more information on these benefits.

In connection with the commencement of his employment in April 2014, we entered into an employment offer letter with Mr. Warnock that provided, among other things, that, if the Compensation Committee grants awards to eligible employees in 2018 or 2019, any such grants made to Mr. Warnock will vest on January 1, 2020. In February 2018, we and Mr. Warnock amended this provision to also include grants made in 2020 and to change the vesting date to January 1, 2021. Furthermore, the employment offer letter provides that Mr. Warnock is entitled to receive severance benefits under the Executive Severance Policy.

In December 2018, the Compensation Committee agreed to amend Mr. Sgro’s February 2015 employment offer letter to provide for accelerated vesting of any LTPP awards that may be granted to him in 2020 or 2021. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan” on page 49 of this proxy statement for more information.

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2018 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2018:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Susan N. Story
APP	2/13/2018	$950,000	$1,900,000	—	—	—	—	—
PSU	2/14/2018	—	—	3,298	13,193	26,386	—	$1,033,408
PSU	2/14/2018	—	—	3,100	12,399	24,798	—	$971,214
RSU	2/14/2018	—	—	—	—	—	10,628	$832,491
Linda G. Sullivan
APP	2/13/2018	$384,944	$769,888	—	—	—	—	—
PSU	2/14/2018	—	—	802	3,206	6,412	—	$251,126
PSU	2/14/2018	—	—	753	3,013	6,026	—	$236,008
RSU	2/14/2018	—	—	—	—	—	2,583	$202,326
Walter J. Lynch
APP	2/13/2018	$438,799	$877,598	—	—	—	—	—
PSU	2/14/2018	—	—	1,015	4,061	8,122	—	$318,098
PSU	2/14/2018	—	—	954	3,816	7,632	—	$298,907
RSU	2/14/2018	—	—	—	—	—	3,271	$256,217
Michael A. Sgro
APP	2/13/2018	$327,675	$655,350	—	—	—	—	—
PSU	2/14/2018	—	—	581	2,324	4,648	—	$182,039
PSU	2/14/2018	—	—	546	2,184	4,368	—	$171,073
RSU	2/14/2018	—	—	—	—	—	1,872	$146,634
Loyd A. Warnock
APP	2/13/2018	$216,750	$433,500	—	—	—	—	—
PSU	2/14/2018	—	—	505	2,021	4,042	—	$158,305
PSU	2/14/2018	—	—	475	1,899	3,798	—	$148,749
RSU	2/14/2018	—	—	—	—	—	1,628	$127,521

(1)

These columns present target and maximum APP payout opportunities. The actual payments that were made under the APP for 2018 performance are shown in the 2018 Summary Compensation Table. There is no specified minimum award for participants in the APP, and therefore we did not include a column in the table for the threshold amount of such award. For further information on the APP, see “Compensation Discussion and Analysis—2018 Compensation—2018 Annual Performance Plan” beginning on page 40 of this proxy statement.

(2)

These columns present threshold, target and maximum payout opportunities under the LTPP with respect to our PSUs. For further information on the LTPP, under which the PSUs were granted, see “Compensation Discussion and Analysis—2018 Compensation—2018 Long-Term Performance Plan” beginning on page 43 of this proxy statement.

(3)

This column reflects grants of RSUs. For further information on the LTPP, under which the RSUs were granted, see “Compensation Discussion and Analysis—2018 Compensation—2018 Long-Term Performance Plan” beginning on page 43 of this proxy statement.

(4)	This column represents the grant date fair values of the PSUs and RSUs, determined in accordance with ASC 718. See footnote (2) to the 2018 Summary Compensation Table for additional information.

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Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information regarding equity awards held by our NEOs at December 31, 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Susan N. Story
	4/1/2013	28,457	—	$41.27	12/31/2019	—	$—	—	$—
	2/20/2014	29,944	—	$44.06	12/31/2020	—	$—	—	$—
	5/9/2014	14,966	—	$46.26	12/31/2020	—	$—	—	$—
	2/17/2015	45,089	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	36,418	18,210	$65.15	12/31/2022	1,842	$167,198	15,313	$1,389,961
	2/14/2017	—	—	—	—	6,181	$561,049	21,632	$1,963,537
	2/14/2018	—	—	—	—	10,628	$964,704	25,592	$2,322,986
Linda G. Sullivan
	4/28/2014	21,780	—	$46.45	12/31/2020	—	$—	—	$—
	2/17/2015	18,519	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	11,982	5,992	$65.15	12/31/2022	606	$55,007	5,038	$457,299
	2/14/2017	—	—	—	—	1,668	$151,404	5,836	$529,734
	2/14/2018	—	—	—	—	2,583	$234,459	6,219	$564,499
Walter J. Lynch
	2/20/2014	8,545	—	$44.06	12/31/2020	—	$—	—	$—
	2/17/2015	25,362	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	16,411	8,206	$65.15	12/31/2022	830	$75,339	6,900	$626,313
	2/14/2017	—	—	—	—	2,284	$207,319	7,994	$725,615
	2/14/2018	—	—	—	—	3,271	$296,909	7,877	$714,995
Michael A. Sgro
	2/17/2015	1,931	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	803	3,946	$65.15	12/31/2022	399	$36,217	3,318	$301,175
	2/14/2017	—	—	—	—	1,098	$99,665	3,844	$348,920
	2/14/2018	—	—	—	—	1,872	$169,921	4,508	$409,191
Loyd A. Warnock
	4/28/2014	2,594	—	$46.45	12/31/2020	—	$—	—	$—
	2/17/2015	2,075	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	1,463	3,370	$65.15	12/31/2022	341	$30,953	2,834	$257,242
	2/14/2017	—	—	—	—	938	$85,142	3,282	$297,907
	2/14/2018	—	—	—	—	1,628	$147,774	3,920	$355,818

(1)

In December 2016, the Compensation Committee approved a change to the LTPP to eliminate the issuance of stock options. The options granted in 2013 through 2016 vest in equal increments on January 1 of each of the three years next following the year in which the options were granted.

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(2)

This column reflects RSUs that are not subject to performance conditions and will vest in equal increments on January 1 of each of the three years following the year in which the RSUs were granted, and subject to continued employment through each vesting date, except that Mr. Warnock’s 2018 RSUs will vest on January 1, 2021, subject to continued employment through that date.

(3)	The market value of the RSUs and PSUs is based on the $90.77 closing price of a share of our common stock on December 31, 2018, as reported by the NYSE.

(4)

This column reflects PSUs that are subject to performance conditions and time-vest in equal increments on January 1 of each of the three years following the year in which the PSUs were granted, subject to continued employment through each such time-vesting date, except that Mr. Warnock’s 2018 PSUs will time-vest on January 1, 2021, subject to continued employment through that date. The number of shares disclosed in this column represents the number of shares that would vest if target performance is achieved.

2018 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of RSUs and PSUs held by our NEOs, each during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Valued Realized on Vesting ($)(2)
Susan N. Story	—	$—	27,871	$2,402,582
Linda G. Sullivan	—	$—	10,860	$933,071
Walter J. Lynch	15,000	$694,500	14,875	$1,278,041
Michael A. Sgro	16,026	$357,163	6,479	$557,240
Loyd A. Warnock	13,390	$403,130	6,119	$525,730

(1)	Based on the difference between the closing price of a share of common stock on the date of exercise and the exercise price of the options.

(2)

Represents the aggregate market value of the shares realized on vesting, calculated by multiplying the vested number of shares by the closing price of a share of common stock on the date the applicable RSUs or PSUs vested (or on the last trading day prior thereto when the vesting occurs on a non-trading day).

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Pension Benefits at December 31, 2018

The following table provides certain information regarding pension benefits for each of our NEOs at December 31, 2018.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Susan N. Story	N/A (2)	N/A	N/A	N/A
Linda G. Sullivan	N/A (2)	N/A	N/A	N/A
Walter J. Lynch (3)	ERP	14	$1,961,121	N/A
	AWWPP	14	$641,559	N/A
Michael A. Sgro (3)	ERP	25	$2,529,042	N/A
	AWWPP	25	$1,617,570	N/A
Loyd A. Warnock	N/A (2)	N/A	N/A	N/A

(1)

Amounts shown reflect the present value of the accumulated benefit as of December 31, 2018. All amounts for the AWWPP and the ERP were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates:

•

In 2018, for discounting annuity payments, we used a discount rate of 4.38 percent and mortality table of RP2014 projected using Scale MP2018 generational, and for calculating lump sums, we used an interest rate of 4.38 percent and the IRS Prescribed Table for Lump Sums for 2018.

•

In 2017, for discounting annuity payments, we used a discount rate of 3.75 percent and mortality table of RP2014 projected using Scale MP2017 generational, and for calculating lump sums, we used an interest rate of 3.75 percent and the IRS Prescribed Table for Lump Sums for 2017.

(2)	Since Mses. Story and Sullivan and Mr. Warnock were hired after January 1, 2006, they do not participate in the AWWPP or the ERP.

(3)	Messrs. Lynch and Sgro are eligible for a subsidized early retirement benefit payable in the form of an annuity under the provisions of the AWWPP and the ERP.

For further information on American Water’s defined benefit pension plans, see “—Potential Payments on Termination or Change in Control—AWWPP and ERP.”

Description of Pension and Other Retirement Plans

AWWPP

The AWWPP is a qualified pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP generally provides participants hired on or after July 1, 2001 but before January 1, 2006 with a pension benefit equal to 1.6 percent of final average pay multiplied by years of service.

For participants hired prior to July 1, 2001, including Messrs. Lynch and Sgro, the AWWPP provides a grandfathered benefit. For years of service beginning prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.85 percent of the final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus
•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus

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•	0.7 percent of final average pay multiplied by years of service in excess of 25.

For years of service beginning July 1, 2001 or later, the grandfathered benefit is calculated to be:

•	1.6 percent of final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus
•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus
•	1.6 percent of final average pay multiplied by years of service in excess of 25.

Final average pay is defined for purposes of the plan as the average sum of base pay plus APP for the highest 60 consecutive months out of the final 120 months of employment. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service.

Messrs. Lynch and Sgro are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50 percent joint and survivor annuity for married participants. The 50 percent joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. Effective on January 1, 2019, participants, including Messrs. Lynch and Sgro, may opt to receive a lump sum payment at retirement.

The plan provisions include a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62. As of January 1, 2019, the plan provides that non-NEO participants will receive a benefit that is guaranteed to be not less than their age 62 early retirement benefit, regardless of changes in compensation or status.

ERP

The ERP is a nonqualified defined benefit pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The ERP provides benefits under a restoration formula that mirrors the benefit formulas under the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Code and including deferred compensation in calculating final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Messrs. Lynch and Sgro participate in this nonqualified pension plan and are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their prior nonqualified plan formulas. Messrs. Lynch and Sgro are vested in this nonqualified pension benefit. Upon retirement, nonqualified plan benefits are payable as a lump sum unless the participant has elected an alternate form of payment pursuant to regulations under Section 409A of the Code. Each of Messrs. Lynch and Sgro will receive his benefits as an annuity. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

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2018 Nonqualified Deferred Compensation

The following table provides certain information regarding the nonqualified deferred compensation benefits of each of our NEOs for 2018.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Susan N. Story	$938,600	$121,955	$(174,212)	$—	$5,357,798
Linda G. Sullivan	$89,041	$56,926	$(15,548)	$—	$445,943
Walter J. Lynch	$184,124	$7,661	$(77,980)	$(26,675)	$1,272,399
Michael A. Sgro	$—	$—	$—	$—	$—
Loyd A. Warnock	$32,284	$34,288	$(11,337)	$—	$212,481

(1)	The following amounts in this column are also reported as compensation to the NEOs in the 2018 Summary Compensation Table in the columns indicated:

Name	Salary	Non-Equity Incentive Plan Compensation
Susan N. Story	$—	$938,600
Linda G. Sullivan	$51,009	$38,032
Walter J. Lynch	$58,144	$125,979
Michael A. Sgro	$—	$—
Loyd A. Warnock	$21,577	$10,707

(2)	The amounts in this column are also reported as compensation to the NEOs in the 2018 Summary Compensation Table in the “All Other Compensation” column.

(3)

The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed NEOs: Ms. Story—$3,588,667; Ms. Sullivan—$261,177; Mr. Lynch—$904,087; and Mr. Warnock—$143,554.

Description of the Employee Deferred Compensation Plan

For our NEOs, the Employee Deferred Compensation Plan permits the deferral of up to 20 percent of a participant’s base salary and up to 100 percent of a participant’s bonus each year on a tax-advantaged basis. It also provides for annual matching contributions determined by the following formula for our NEOs hired on or after January 1, 2006, namely Mses. Story and Sullivan, and Mr. Warnock:

•	the sum of:
▪	100 percent of a participant’s voluntary deferrals for the year, up to a maximum of three percent of the sum of the participant’s base salary and bonus; and
▪	50 percent of a participant’s voluntary deferrals for the year, up to a maximum of the next two percent of the sum of the participant’s base salary and bonus, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

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In addition, we make annual contributions for our named executive officers hired on or after January 1, 2006, equal to the sum of:

•	5.25 percent of the NEO’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Code with respect to the year; and
•	5.25 percent of the NEO’s bonus.

For our NEOs hired before January 1, 2006, namely Messrs. Lynch and Sgro, the matching contribution formula is:

•	50 percent of a participant’s base salary deferrals for the year, up to a maximum of five percent of the participant’s base salary, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

NEOs hired before January 1, 2006 are not eligible to receive the 5.25 percent annual contributions described above. A participant’s deferred compensation accounts are credited with returns in accordance with the deemed investment options, consistent with those offered under the Savings Plan, as elected by the participant from time to time at the participant’s discretion. For 2018, these deemed investment options experienced annual rates of returns of between (17.29) percent and 1.78 percent.

Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for the 5.25 percent annual contributions, which vest, unless otherwise determined by the Compensation Committee, at the earliest of:

•	completion of five years of service;
•	attainment of age 65;
•	death; or
•	a change in control.

Participants may elect to receive their account balances at any of the following times:

•	a separation from service; or
•	a specified distribution date.

Participants may elect to take a distribution of their accounts in the form of a lump sum or in annual installments paid over a period of between two and 10 years.

Potential Payments on Termination or Change in Control

This section describes the plans and arrangements that provide for payments to the named executive officers in connection with the termination of the executive’s employment, a change in control of American Water or a change in the executive’s responsibilities.

Executive Severance Policy

Our Executive Severance Policy provides severance benefits to executives whose employment are involuntarily terminated by American Water for reasons other than cause.

The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the Board. Under the policy, our CEO will receive 18 months, and other NEOs will receive 12 months, base salary in the form of base salary continuation and a pro rata APP award for the year in which the termination occurs to the extent a payment is earned under the terms of the APP.

Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of: eight weeks of coverage for less than five years of service; 12 weeks of coverage for at least five years but less than 10 years of service; and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. Executives also receive credit for their severance period for purposes of vesting under the ERP. In order to receive severance benefits under the Executive Severance Policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the Executive Severance Policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

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Employee Deferred Compensation Plan

A summary of the terms of the Employee Deferred Compensation Plan is provided above under “—Description of the Employee Deferred Compensation Plan.” This section describes the payments that would be made under that plan upon various types of termination. NEOs are immediately vested in all their contributions to the Employee Deferred Compensation Plan, and unless otherwise determined by the Compensation Committee, become vested in our 5.25 percent annual contributions upon completion of five years of service, attainment of age 65, a change of control or death. A participant who is terminated for other than cause will receive the participant’s vested portion of his or her account balance.

Upon a termination for cause, all employer contributions to this plan would be forfeited by the participant, but the participant would still be entitled to his or her elective deferrals and related income. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. The tables below under “—Quantification of Potential Payments on Termination or Change in Control” in this section reflect the amounts each named executive officer would have been entitled to receive given a termination on December 31, 2018.

AWWPP and ERP

Our retirement plans are described above under “—Pension Benefits at December 31, 2018.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary and involuntary terminations of employment—Each of Messrs. Lynch and Sgro would have been entitled to benefits from the AWWPP and the ERP upon voluntary or involuntary termination of employment at December 31, 2018. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 57, is $29,647. Mr. Lynch would also receive an annual ERP benefit of $82,656 as of December 31, 2018. Mr. Sgro’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 61, is $105,348 as of December 31, 2018. Mr. Sgro would also receive an annual ERP benefit of $156,487 as of December 31, 2018.

Retirement—At December 31, 2018, Messrs. Lynch and Sgro were eligible for early retirement benefits under the AWWPP and the ERP as described in the previous section.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the ERP in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; ERP disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Sgro, each of whom has completed the required 10 years of service, qualify for disability benefits.

Death—If either of Messrs. Lynch or Sgro had died on December 31, 2018, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to him as an immediate annuity based on his current age early retirement factor, in the form of a 100 percent joint and survivor factor based on his and his survivors’ current age. The benefit under the ERP would have been paid as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables below, we assumed that Messrs. Lynch and Sgro are married and used their spouses’ actual ages.

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Equity Awards

2017 Omnibus Plan

In the event of a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires that all unexercised options and other grants of awards thereunder be assumed by or converted to similar options or awards of the acquirer company. To the extent any such options or awards are not assumed or converted, then all such options become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control.

If a grant is assumed in connection with a change of control, and if, within the 12-month period following the occurrence of such change of control, the participant ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of:

•	a termination of such participant’s employment by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than due to cause (as defined in the 2017 Omnibus Plan), death or disability (as defined in the 2017 Omnibus Plan), or
•	a termination of employment or service by the participant for good reason (as defined in the 2017 Omnibus Plan),

then as of the date of such termination of employment or service:

•	all awards will be accelerated;
•	all restrictions and conditions upon awards will lapse; and
•	all stock units will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may take any of the following actions with respect to any outstanding grants:

•	accelerate all outstanding options;
•	lapse all restrictions and conditions on outstanding stock awards;
•	vest all outstanding stock units;
•	require participants to surrender their outstanding options in exchange for payment;
•	terminate any unexercised options after giving participants an opportunity to exercise their options; and
•	determine that participants receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or other stock-based awards.

On February 14, 2018, the Compensation Committee approved the granting of long-term equity awards under the 2017 Omnibus Plan to persons serving in the CEO, CFO and COO roles to provide for continued vesting of these equity awards after retirement under certain circumstances. This action applies to long-term equity awards granted on and after February 14, 2018 and does not impact the terms of any prior equity award. For further information, see “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan” on page 49 of this proxy statement.

2007 Omnibus Plan

Vesting of our stock options, PSU and RSU awards under the 2007 Omnibus Plan, will be accelerated or forfeited upon certain events as follows:

•	All stock options will vest in full upon a participant’s death or disability, or upon a change of control.
•	Upon a change of control, RSUs will vest in full and PSUs will performance-vest with respect to the portions of a PSU award that has already time-vested, based upon the assumption that target performance is achieved.
•	Upon death or disability, the PSUs will ultimately performance-vest with respect to the tranches of PSU awards that already have time-vested, based upon actual performance as determined at the end of the performance period.
•	All unvested RSUs for NEOs will be immediately forfeited upon death or disability.

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Quantification of Potential Payments on Termination or Change in Control

The following tables quantify the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 31, 2018. The amounts shown in the tables do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, Savings Plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under COBRA. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed, which benefit is also not included in the tables below.

With regard to all options and RSUs subject to time-based vesting at December 31, 2018, the assumed values of the awards are shown in the table in the applicable columns. With regard to PSUs that remain subject to performance-based vesting following the acceleration of time-based vesting, we have assumed that shares will be issued in respect of the PSUs based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. The value of each stock option as to which vesting is accelerated is assumed to be equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share and $90.77, the closing price of our common stock as reported on the NYSE on December 31, 2018. For RSUs and PSUs, the value shown in the table is based on the number of RSUs or PSUs multiplied by $90.77. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Susan N. Story	Cash Severance	$—	$—	$2,375,000	$—	$—	$2,375,000	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$4,304,458	$4,304,458	$4,304,458	$4,304,458	$—	$4,304,458	$4,304,458	$4,304,458	$4,304,458
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$470	$—	$—	$470	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$466,540	$466,540	$466,540	$466,540
	RSUs and PSUs	$—	$2,625,769	$—	$—	$—	$7,611,930	$1,669,531	$1,669,531	$4,259,768

	Total	$4,304,458	$6,930,227	$6,694,928	$4,304,458	$—	$14,758,398	$6,440,529	$6,440,529	$9,030,766

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Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Linda G. Sullivan	Cash Severance	$—	$—	$898,203	$—	$—	$898,203	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$228,488	$228,488	$228,488	$228,488	$—	$372,731	$228,488	$372,731	$372,731
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$470	$—	$—	$470	$—	$—	$—
	Options	$—	$—	—	$—	$—	$153,515	$153,515	$153,515	$153,515
	RSUs and PSUs	$—	$—	$—	$—	$—	$2,061,041	$508,211	$508,211	$1,246,415

	Total	$228,488	$228,488	$1,142,161	$228,488	$—	$3,485,960	$890,214	$1,034,457	$1,772,661

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Walter J. Lynch	Cash Severance	$—	$—	$1,023,864	$—	$—	$1,023,864	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$1,146,420	$1,146,420	$1,146,420	$1,146,420	$—	$1,146,420	$1,146,420	$1,146,420	$1,146,420
	Nonqualified Pension Benefits	$1,402,907	$1,402,907	$1,402,907	$1,402,907	$1,402,907	$1,402,907	$2,622,255	$1,338,376	$1,402,907
	Qualified Pension Benefits	$511,177	$511,177	$511,177	$511,177	$511,177	$511,177	$916,870	$483,014	$511,177
	Life Insurance and Employee Assistance Program	$—	$—	$470	$—	$—	$470	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$210,238	$210,238	$210,238	$210,238
	RSUs and PSUs	$—	$808,174	$—	$—	$—	$2,738,886	$696,107	$696,107	$1,707,139

	Total	$3,060,504	$3,868,678	$4,099,838	$3,060,504	$1,914,084	$7,033,962	$5,591,890	$3,874,155	$4,977,881

American Water | 2019 Proxy Statement	65

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Michael A. Sgro	Cash Severance	$—	$—	$764,575	$—	$—	$764,575	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Nonqualified Pension Benefits	$2,405,220	$2,405,220	$2,405,220	$2,405,220	$2,405,220	$2,405,220	$2,692,510	$2,169,930	$2,405,220
	Qualified Pension Benefits	$1,559,219	$1,559,219	$1,559,219	$1,559,219	$1,559,219	$1,559,219	$1,812,617	$1,486,456	$1,559,219
	Life Insurance and Employee Assistance Program	$—	$—	$470	$—	$—	$470	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$101,097	$101,097	$101,097	$101,097
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,411,331	$334,686	$334,686	$820,863

	Total	$3,964,439	$3,964,439	$4,744,484	$3,964,439	$3,964,439	$6,241,912	$4,940,910	$4,092,169	$4,886,399

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Loyd A. Warnock	Cash Severance	$—	$—	$650,250	$—	$—	$650,250	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$111,013	$111,013	$111,013	$111,013	$—	$181,965	$111,013	$181,965	$181,965
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$470	$—	$—	$470	$—	$—	$—
	Options	$—	$—	—	$—	$—	$86,339	$86,339	$86,339	$86,339
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,214,506	$285,821	$285,821	$701,038

	Total	$111,013	$111,013	$776,733	$111,013	$—	$2,133,530	$483,173	$554,125	$969,342

(1)

Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. RSU and PSU amounts shown in this column are payable upon a change in control, without a termination of employment.

66	American Water | 2019 Proxy Statement

CEO Pay Ratio

The Compensation Committee reviewed a comparison of our CEO total compensation for fiscal year 2018 as reported in the Summary Compensation Table of this proxy statement to the median annual total compensation of our U.S. employees for the same period. Our identification of our median employee and our CEO to median employee pay ratio were calculated in a manner we believe to be consistent with Item 402(u) of Regulation S-K. In this regard:

•	As permitted by Item 402(u) of Regulation S-K, we used the same median employee in 2018 as we used in 2017, as our employee population and employee compensation arrangements in 2018 did not significantly change from 2017.
•	We identified the median employee in 2017 by examining the 2017 base salary or wages plus overtime pay, as applicable, for all individuals, excluding our CEO, located in the United States who were employed by us on December 31, 2017. We believe the use of base salary and wages plus overtime pay represents a consistently applied measure of compensation paid across our entire employee base.
•	We included 6,711 employees located in the United States as of December 31, 2017, which includes full- time, part-time, seasonal and temporary employees. This number does not include 18 employees (representing less than 5 percent of our total employee population as of that date) located in Canada. We did not have any other employees located outside of the United States as of December 31, 2017.

•	We did not include leased employees or independent contractors.
•	We did not make any assumptions, adjustments (such as cost-of-living adjustments) or estimates with respect to base salary and wages plus overtime pay other than annualizing the compensation of permanent employees that were employed as of December 31, 2017 but were employed for less than the full year.

After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs in the 2018 Summary Compensation Table. The annual total compensation for fiscal year 2018 for our CEO and for the median employee was $4,983,114 and $83,599, respectively. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2018 is 60 to 1.

As contemplated by Item 402(u) of Regulation S-K and related interpretations, we relied on methods and assumptions that we determined to be reasonable and appropriate for this calculation. Other public companies may use different methods and assumptions. It may therefore be difficult, for this and other reasons, to compare our reported ratio to those reported by other companies.

American Water | 2019 Proxy Statement	67

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Messrs. Evanson, Kurz and MacKenzie, and Mses. Goss, Johnson and Hagen, served as members of the Compensation Committee during fiscal year 2018. With respect to interlocks and insider participation involving members of our Compensation Committee during fiscal year 2018:

•	None of these individuals were an officer or employee of us or any of our subsidiaries during fiscal year 2018 or any prior fiscal year, except that Mr. MacKenzie, who temporarily served as Chair of the Compensation Committee from January 17, 2018 to May 11, 2018, had served as our interim Chief Executive Officer from January 1, 2006 to April 16, 2006.
•	None of these individuals had any relationship with us or any of our subsidiaries during 2018 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons.
•	None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal year 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of December 31, 2018.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by security holders	955,435(1)	$54.92(2)	8,822,891	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	955,435(1)	$54.92(2)	8,822,891

(1)

Represents the number of shares of common stock subject to outstanding awards under the 2007 Omnibus Plan and the 2017 Omnibus Plan, including RSU awards and the target number of shares issuable under PSU awards, as of December 31, 2018.

(2)

Represents the weighted-average exercise price as to options issued under the 2007 Omnibus Plan to purchase in the aggregate 517,354 shares of common stock. Since RSU and PSU awards under the 2007 Omnibus Plan or the 2017 Omnibus Plan do not have an exercise price, the weighted-average exercise price in column (b) does not take these awards into account.

(3)

Includes the balance of shares issuable under the current American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan. During the purchase period beginning December 1, 2018 and ending February 28, 2019, 21,335 shares were subject to purchase, which shares have not been deducted from this amount.

68	American Water | 2019 Proxy Statement

AUDIT, FINANCE AND RISK COMMITTEE REPORT

The Audit, Finance and Risk Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit, Finance and Risk Committee hereby reports as follows:

1.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2018.

2.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP our system of internal control over financial reporting.

3.	The Audit, Finance and Risk Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”

4.

The Audit, Finance and Risk Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit, Finance and Risk Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit, Finance and Risk Committee recommended to the Board that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Respectfully submitted,

Martha Clark Goss (Chair)

Jeffrey N. Edwards

George MacKenzie

James G. Stavridis

American Water | 2019 Proxy Statement	69

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit, Finance and Risk Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit, Finance and Risk Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit, Finance and Risk Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2019. PricewaterhouseCoopers LLP has served as our auditor since 1948. The Audit, Finance and Risk Committee and the Board have recommended that the shareholders ratify this appointment.

The Audit, Finance and Risk Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. A new audit partner began his five-year rotation in the first quarter of 2018.

The Audit, Finance and Risk Committee and the Board believe that the continued retention of

PricewaterhouseCoopers LLP as the Company’s independent auditor is in the best interests of the Company and its shareholders. Although shareholder ratification is not required by our organizational documents, or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP.

If our shareholders fail to ratify this appointment, the Audit, Finance and Risk Committee may reconsider its selection; however, it is under no obligation to engage a different auditing firm. Even if the selection is ratified, the Audit, Finance and Risk Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit, Finance and Risk Committee believes that such a change would be in the best interests of the Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from shareholders at the meeting.

70	American Water | 2019 Proxy Statement

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2018 and 2017. All of the services described in the footnotes to the table below were approved in advance by the Audit, Finance and Risk Committee (or its predecessor), in accordance with its policy on the pre-approval of services to be provided by our independent registered public accounting firm.

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees (1)	$3,905,000	$3,416,000
Audit-Related Fees (2)	295,000	100,000
Tax Fees (3)	195,000	195,000
All Other Fees (4)	8,000	8,000

Total	$4,403,000	$3,719,000

(1)

Represents fees for professional services rendered in connection with the Company’s annual consolidated financial statements, interim financial statements included in our Form 10-Qs, annual subsidiary audits and services in connection with comfort letters, consents and procedures related to documents filed with the SEC.

(2)	Represents fees for professional services rendered in connection with the implementation of new accounting standards and attestation services.

(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(4)	Represents fees for software licensing fees for disclosure checklists and accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee is required to approve in advance all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. As permitted by the Company’s pre-approval policy, which was amended in December 2018, the Audit, Finance and Risk Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services to be provided by its independent registered public accounting firm and associated fees of up to $100,000 in the aggregate, an increase from the prior limit of $50,000. The Chair of the Audit, Finance and Risk Committee must report any pre-approval of services pursuant to this delegated authority to the full Audit, Finance and Risk Committee at its next regularly scheduled meeting following the pre-approval, which report then resets the authority limit to $100,000.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment, by the Audit, Finance and Risk Committee, of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2019.

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PROPOSAL 4

SHAREHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS

Trillium Asset Management, LLC, as representative of Trillium P21 Global Equity Fund, the Benedictine Sisters of Pittsburgh, Sundance Family Foundation and William A. Gee, has requested that we include the proposal below in this proxy statement. Each of these shareholders has indicated that such shareholder beneficially owns 50,000, 575, 108, and 1,464 shares, respectively, of common stock as of the date this proposal was submitted. We will provide the address of the proponent promptly upon the oral or written request of a shareholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Resolved, that the shareholders of American Water Works Co. (“the Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of American Water Works, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records indicate the Company has contributed over $500,000 in corporate funds since the 2010 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral

72	American Water | 2019 Proxy Statement

purposes. This would bring our Company in line with a growing number of leading companies, including PG&E Corp. and Sempra Energy, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

American Water Opposing Statement

While the Board is committed to transparency and accountability, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our shareholders. The Company has been transparent and accountable regarding its political contributions. We operate in a highly regulated industry and political contributions of all types are subject to extensive federal and state governmental regulation and public disclosure requirements. We are fully committed to complying with all applicable campaign finance laws, and information about our political contribution expenditures is disclosed in compliance with all such laws. The semiannual report requested by this proposal would be burdensome and an unnecessary use of our resources without a commensurate benefit and would not be in the best interest of the Company and our shareholders.

While we participate in trade and industry associations to benchmark best practices and share knowledge, we do not necessarily support all of their political goals. Because these associations operate independently of their members, disclosure of amounts paid to them would not provide our shareholders with greater understanding of our business strategies, sustainability initiatives or values. Furthermore, compiling information regarding every trade association to which any of our local subsidiaries may have paid dues would be unreasonably burdensome and an inefficient use of our resources.

Furthermore, we believe that amounts spent in connection with certain referenda and ballot initiatives, as contemplated by this proposal, do not constitute contributions to a political campaign, party or candidacy, but rather are expenditures incurred directly in furtherance of our stated growth and regulated acquisitions goals, which have been established to support and increase long-term shareholder value. For example, under state law, a public referendum may be required for a utility to enter into an agreement to acquire a municipal water or wastewater system. Such a referendum does not involve supporting a political candidate, campaign or party. This proposal would unnecessarily and improperly characterize expenditures incurred in connection with such a referendum as “political.”

Finally, the report and policies and procedures requested by the proponents are unnecessary given the concrete commitments we made in March 2018 to enhance the oversight, review and disclosure of the Company’s political contributions. To this end, the Board adopted, effective December 31, 2018, a company-wide Political Contribution Policy.

Our policy, which has been disclosed on our web site, provides Board-level oversight of our political contributions by requiring that we make direct political contributions to campaigns, candidates, political parties and PACs, solely through the Federal PAC or a Subsidiary PAC. Furthermore, our policy requires that our CEO or a line-of-business head approve all political contributions as defined under the policy, depending on which entity makes the contribution. As discussed above, a payment we make in furtherance of a core business function, such as a municipal water or wastewater system acquisition, will not be considered to be a political contribution unless the payment is made to a political party, a candidate for elected office, or his or her campaign. Our policy also requires us to provide shareholders with greater transparency about these political contributions. Within 180 days after the end of each fiscal year, we must disclose on our web site information regarding:

•	political contributions we made to a Subsidiary PAC during the last fiscal year;

•	political contributions made during the last fiscal year by the Federal PAC and each of our Subsidiary PACs; and

American Water | 2019 Proxy Statement	73

•	payments over $50,000 we made during the last fiscal year to a trade association or tax-exempt organization that notified us in writing that a portion of such payments were used for non-deductible lobbying and political purposes.

In sum, we believe that these commitments demonstrate our support for Board oversight and transparency in our political contribution spending, which substantially addresses the issues raised by the proponent and renders unnecessary the report and other actions the proponent is requesting.

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” the shareholder proposal.

74	American Water | 2019 Proxy Statement

PROPOSAL 5

SHAREHOLDER PROPOSAL: LOBBYING EXPENDITURES

Boston Common Asset Management, LLC and Maryknoll Sisters of St. Dominic, Inc. have jointly requested that we include the proposal below in this proxy statement. Boston Common Asset Management, LLC indicated that, as of the date it submitted this proposal, it beneficially owned 3,960 shares of common stock held in the Boston Common ESG Impact U.S. Equity Fund (BCAMX). Maryknoll Sisters of St. Dominic, Inc. indicated that, as of the date it submitted this proposal, it beneficially owned 100 shares of common stock. We will provide the address of a co-proponent promptly upon the oral or written request of a shareholder. Each co-proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether American Water’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of American Water (“AWK”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by AWK used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	AWK’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AWK is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on AWK’s website.

Supporting Statement

We encourage transparency in AWK’s use of corporate funds to lobby. Since 2011, AWK has spent at least $1.4 million on federal lobbying. And AWK also lobbies extensively at the state level, where disclosure is uneven or absent. For example, AWK spent $1,195,414 lobbying in New Jersey for 2010-2017 and $1,099,875 lobbying in California in 2017.

AWK serves on the board of the National Association of Water Companies (NAWC), which spent $3.85 million on lobbying from 2010-2017, and also belongs to the American Water Works Association and the Marcellus Shale

American Water | 2019 Proxy Statement	75

Coalition. AWK does not disclose its trade association memberships, nor payments and amounts used for lobbying. And AWK does not disclose its payments to tax-exempt organizations that write and endorse model legislation, such as its support for the American Legislative Exchange Council (ALEC).

We are concerned that AWK’s lack of disclosure presents reputational risks. AWK’s membership in NAWC has drawn scrutiny (“FERC Commissioner to Become Head of Water Privatization & Fracking Wastewater Lobby,” Eyes on the Ties, July 2, 2018), as has its ALEC involvement (“Private Water Industry Defends ALEC Membership,” American Independent, May 3, 2012). At least 110 companies have publicly left ALEC.

This proposal received over 40 percent support in 2018 out of votes cast for and against.

American Water Opposing Statement

We are committed to adhering to the highest standards of ethics in engaging in activities that seek to advocate legislative positions that support our business and operations. Given our extensive utility regulation at the federal, state and local levels, the Board believes that it is in our and our shareholders’ best interests to engage in limited advocacy activities in order to educate government officials, regulators and the public about the Company’s position on public policy issues that impact our business, customers, employees and the communities we serve. We advocate for policies that enable us to remain competitive, expand our business and improve service to our customers. While we dedicate resources in order to advocate vigorously for our interests and the interests of our shareholders and customers, we do not have material annual expenditures related to lobbying activities.

Lobbying activities are already regulated and require disclosure by a number of the states in which we operate. We fully comply with the disclosure obligations imposed by the federal, state and local laws relating to lobbying activities. The Company’s Code of Ethics also requires that all dealings with governmental officers be marked by honesty and professionalism. The Code of Ethics also outlines the Company’s policies and certain legal requirements in connection with lobbying activities. Moreover, in December 2018, our Board adopted a company-wide Political Contribution Policy that requires us to disclose each year on our website payments over

$50,000 made in the prior year to a trade association or tax-exempt organization that notified us in writing that a portion of such payments were used to pay non-deductible lobbying and political expenses. Thus, our Board has already implemented reasonable oversight over, and we have agreed to provide reasonable transparency to our shareholders regarding, these third-party payments.

In addition, the proposal seeks to impose requirements on us that are vague and would be cumbersome to apply, are not required by law and are not standard among other companies, including our competitors. The proposal does not include a definition of “lobbying” activities, which creates significant uncertainty as to the type of activity we would be required to track and report. The requirements of this proposal would result in an unnecessary use of time, effort and resources to obtain the information needed to prepare the report.

In sum, we note that we are already subject to substantial reporting requirements regarding our lobbying activities and we have implemented appropriate internal controls to ensure that we conduct such activities with honesty and professionalism and in accordance with the law, all in furtherance of our and our shareholders’ interests. As such, the Board does not believe that the requested disclosure would be valuable to our shareholders.

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” the shareholder proposal.

76	American Water | 2019 Proxy Statement

CERTAIN BENEFICIAL OWNERSHIP MATTERS

Security Ownership of Management

The following table sets forth information as of March 15, 2019, regarding the beneficial ownership of common stock by:

•	each director;
•	each director nominee;
•	each NEO included in the 2018 Summary Compensation Table; and
•	all of the Company’s directors and executive officers as a group.

As of March 15, 2019, 180,511,068 shares of common stock were issued and outstanding. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or rights held by that person that are currently exercisable or will become exercisable on or before May 14, 2019 (60 days after March 15, 2019), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below:

•	the address for each beneficial owner in the table below is c/o American Water Works Company, Inc., 1 Water Street, Camden, New Jersey 08102-1658; and
•	subject to applicable community property laws, to the Company’s knowledge, each person named in the tables below has sole voting and investment power over the shares shown as beneficially owned by that person.

Name	Number of Shares (1)	Vested Options (1)	Total Shares of Common Stock Beneficially Owned (2)	% of Shares Outstanding
Jeffrey N. Edwards	259	—	259	*
Martha Clark Goss	25,628	—	25,628	*
Veronica M. Hagen	318	—	318	*
Julia L. Johnson	13,828	—	13,828	*
Karl F. Kurz	4,538	—	4,538	*
Walter J. Lynch	103,661	58,524	162,185	0.1%
George MacKenzie	32,594	—	32,594	*
Michael A. Sgro	11,147	6,680	17,827	*
James G. Stavridis	259	—	259	*
Susan N. Story	98,713	173,084	271,797	0.2%
Linda G. Sullivan	30,629	58,273	88,902	*
Loyd A. Warnock	12,250	9,502	21,752	*
All directors and executive officers as a group (17 persons) (3)	340,728	316,364	657,092	*

*	Less than 1% (or, with respect to an NEO, less than 0.1%)

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(1)	Except as may otherwise be indicated, the amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•

shares of common stock underlying RSU, PSU and stock unit awards, granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have not vested as of March 15, 2019 and will not vest on or before May 14, 2019; and

•

shares of common stock underlying RSU, PSU and stock unit awards granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have vested as of March 15, 2019 or will vest on or before May 14, 2019, but the settlement of the award and the receipt of common stock thereby is deferred to a date that is later than May 14, 2019.

(2)	For each of our NEOs and our directors, the amounts in this column do not include the following interests in our common stock, which interests do not confer voting or investment power:

Name	Number of Unearned RSUs/Stock Units*	Number of Unearned PSUs	Total
Jeffrey N. Edwards	1,497	—	1,497
Martha Clark Goss	2,873	—	2,873
Veronica M. Hagen	4,278	—	4,278
Julia L. Johnson	8,890	—	8,890
Karl F. Kurz	3,651	—	3,651
Walter J. Lynch	6,378	22,573	28,951
George MacKenzie	1,497	—	1,497
Michael A. Sgro	3,532	12,160	15,692
James G. Stavridis	1,497	—	1,497
Susan N. Story	20,434	69,735	90,169
Linda G. Sullivan	5,187	17,826	23,013
Loyd A. Warnock	3,470	10,215	13,685

Total	63,184	132,509	195,693

*

Unearned RSUs and stock units represent shares underlying RSU or stock unit awards, which shares (i) have not been earned, (ii) have vested but have not been delivered, or (iii) have been deferred, in each case in accordance with footnote (1) above.

(3)

Includes 17,205 shares beneficially owned (including 10,301 shares underlying vested options) by executive officers of the Company not named in the table above. Excludes in the aggregate 226,383 shares underlying unvested RSUs and unearned PSUs, as well as unvested or deferred stock units, held by our directors and executive officers, as referenced in footnote (1) above.

78	American Water | 2019 Proxy Statement

Security Ownership of Certain Beneficial Owners

The table below indicates the persons or entities known to us to be the beneficial holders of more than five percent of our common stock, as of December 31, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
BlackRock, Inc. (1)
55 East 52nd Street
New York, NY 10022	14,335,088	7.9%
The Vanguard Group (2)
100 Vanguard Boulevard
Malvern, PA 19355	19,832,410	11.0%

(1)

BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 14,335,088 shares listed in the table. BlackRock Inc. is a holding company of subsidiaries that hold the shares, including: BlackRock Japan Co., Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, National Association; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Advisors, LLC; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock Investment Management (Australia) Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock (Singapore) Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Investment Management (UK) Limited; BlackRock International Limited; BlackRock Fund Managers Ltd; and BlackRock Life Limited. BlackRock holds sole voting power with respect to 12,377,374 shares and sole dispositive power with respect to all of the shares listed in the table. This disclosure is derived solely from information contained in a Schedule 13G/A filed by BlackRock with the SEC on March 15, 2019. The information is as of December 31, 2018, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(2)

The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 19,832,410 shares of the Company’s common stock listed in the table. Vanguard holds sole power to vote or direct to vote 241,935 shares, sole power to dispose of or to direct the disposition of 19,522,129 shares, shared power to vote or direct to vote 102,010 shares, and shared power to dispose or to direct the disposition of 310,281 shares. Of these shares, 152,697 shares are beneficially owned by Vanguard Fiduciary Trust Company and 244,477 shares are beneficially owned by Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard. This disclosure is derived solely from information contained in a Schedule 13G/A, filed by Vanguard with the SEC on February 11, 2019. The information is as of December 31, 2018, and the number of shares beneficially owned by Vanguard may have changed subsequently.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of our common stock to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership resulting from transactions in our common stock, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing these reports on their behalf. To our knowledge, based on our review of these reports and representations of our directors and executive officers, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions that occurred during the fiscal year ended December 31, 2018.

COMMUNICATIONS, SHAREHOLDER PROPOSALS AND

COMPANY INFORMATION

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, by submitting written correspondence to the Company or via email: contacttheboard@amwater.com. The Company’s Secretary reviews and provides summaries and/or copies of the communications to the Board and relevant committees. All communications are treated confidentially.

Our “whistleblower” policy prohibits American Water and any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Such matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the Chair of the Audit, Finance and Risk Committee.

Shareholder Proposals and Director Nominations

Any shareholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with the 2020 annual meeting of shareholders must submit the proposal so that it is received by our Secretary at our principal executive offices on or before November 27, 2019 and must comply in all other respects with applicable SEC rules. If the date of the 2020 annual meeting is changed by more than 30 days from the date of the 2019 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials. Shareholder proposals must be delivered to our Secretary as described under

“—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement.

Any shareholder who wishes to propose any business to be considered by the shareholders at the 2020 annual meeting (other than a proposal for inclusion in the proxy statement pursuant to SEC Rule 14a-8), or to nominate a person for election to the Board at that meeting, must provide timely and proper notice to American Water in writing, including the specified information described in our Amended and Restated Bylaws concerning the proposed business or nominee.

80	American Water | 2019 Proxy Statement

The requirements for such notice are set forth in our Amended and Restated Bylaws, a copy of which can be obtained from the Company upon request. The notice must be received at American Water’s principal executive offices no earlier than January 11, 2020 and no later than February 10, 2020. However, if the date of the 2020 annual meeting is more than 30 days before or 60 days after May 10, 2020, other than as a result of any adjournment or postponement thereof, notice must be received not later than 90 days prior to the date of the 2020 annual meeting, or, if later, by the 10th day following the Company’s first public announcement of the date of the 2020 annual meeting. The shareholder must otherwise comply with all applicable procedural and substantive requirements set forth in our Amended and Restated Bylaws.

In order for shareholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the shareholders at the 2020 annual meeting, to be “timely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act, the proposal must be received by American Water no later than February 10, 2020. If a shareholder fails to provide such timely notice of a proposal to be presented at the 2020 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

The Nominating Committee will consider qualified director candidate recommendations by shareholders.

The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;
•	a resume describing the candidate’s qualifications;
•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;
•	a description of all arrangements or understandings relating to the nomination between or among the shareholder, the candidate and any other person or persons;
•	the signed consent of the candidate to serve as a director if elected;
•	the name and address of the shareholder who is submitting the recommendation;
•	evidence of the number of shares of American Water’s common stock that the recommending shareholder owns and the length of time the shares have been owned; and
•	certain other information required by our Amended and Restated Bylaws.

The Nominating Committee may seek additional information regarding the candidate. The Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Delivering Proxy Materials Through Electronic Means

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 10, 2019

The Notice of 2019 Annual Meeting of Shareholders, 2019 Proxy Statement and 2018 Annual

Report are available at http://www.proxyvote.com.

Under the “Notice and Access” rules approved by the SEC, we are permitted to deliver this proxy statement and our 2018 Annual Report by providing access to the documents on the Internet instead of mailing printed copies. Accordingly, certain shareholders have received a “Notice of Availability” instead of printed copies of the proxy materials. The Notice of Availability instructs a shareholder on how to access and review all of the proxy materials on the Internet.

The Notice of Availability also has instructions on how a shareholder may vote his or her shares. Although the Notice of Availability identifies the items to be voted on at the meeting, you cannot vote your shares merely by marking the Notice of Availability and returning it.

Beginning on the date of mailing of the Notice of Availability, shareholders will be able to access all of

American Water | 2019 Proxy Statement	81

the proxy materials on a web site referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

If you previously requested a paper copy of the proxy materials (and you have not revoked that request) or if delivery of printed proxy materials is required by law, you will receive a copy of the proxy materials instead of the Notice of Availability.

To the extent we are not required by law to mail our proxy materials to you in paper form, you can eliminate all such future paper mailings, including mailing of the Notice of Availability, by electing to receive an e-mail that will provide internet links to these documents and the online proxy voting web site. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. Requests for electronic delivery may be made at http://enroll.icsdelivery.com/awk.

Householding of Proxy Materials

To reduce the expense of delivering duplicate sets of proxy materials to multiple shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under the householding procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the shareholders at that address has previously notified us that they want to receive separate copies.

Under the SEC’s householding rules, intermediaries also may deliver a single copy of the proxy materials or Notice of Availability to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name through a broker or bank, you may have received a notice that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not provide your broker or bank with notice that you object to this householding, you may have been deemed to have consented to the householding of information.

However, upon written or oral request, we will promptly deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. To change your householding status with respect to your shares of common stock:

•	if you are the registered holder of your shares, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, as noted below in “—Contacting Us or Our Transfer Agent” or
•	if you hold your shares in street name, please contact Broadridge Financial Solutions:
▪	by telephone, toll-free, at (866) 540-7095 or
▪	in writing, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

We encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

Contacting Us or Our Transfer Agent

How to Contact Us:	How to Contact our Transfer Agent:
American Water Works Company, Inc. 1 Water Street Camden, New Jersey 08102-1658 Attention: Secretary	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219-9821 (888) 556-0423 (toll-free)

82	American Water | 2019 Proxy Statement

Where to Find More Information

Pursuant to the rules of the SEC, our 2018 Annual Report must accompany this proxy statement. You may view our 2018 Annual Report on the Internet by visiting the Investor Relations page on our website at https://amwater.com. We utilize our website as a recognized channel of distribution to provide important information regarding us and our subsidiaries to investors, including information with respect to the meeting and information that we may wish to disclose publicly for purposes of complying with the federal securities laws. However, information contained on our website is not a part of this proxy statement. Any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

Portions of the 2018 Form 10-K have been utilized to prepare the 2018 Annual Report. Upon written request:

•	we will furnish a copy of the 2018 Form 10-K (without exhibits), including the financial statements and the financial statement schedules contained in such report; and
•	we will furnish a copy of any exhibit to the 2018 Form 10-K upon the payment of a fee equal to our reasonable expenses incurred in furnishing such exhibit.

See “—Contacting Us or Our Transfer Agent” for information on how to contact us to request this information. The written request must include a good faith representation that, as of March 15, 2019, the person making the request was a record or beneficial owner of common stock entitled to vote at the meeting.

OTHER MATTERS

Other Matters to Come Before the Annual Meeting

As of the date of this proxy statement, we do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other items or matters are properly presented before the annual meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

Solicitation of Proxies

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have retained D.F. King & Co. in connection with this solicitation, at an anticipated cost to us of approximately $12,500, plus expenses.

In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Status of Information Included in this Proxy Statement

Our 2018 Form 10-K includes our consolidated balance sheets for each of the years ended December 31, 2018 and 2017, and our consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2018, 2017 and 2016. In accordance with the rules of the SEC, the 2018 Annual Report, which includes a portion of the information included in the 2018 Form 10-K, accompanies this proxy statement. However, neither

American Water | 2019 Proxy Statement	83

the 2018 Annual Report nor the 2018 Form 10-K forms any part of this proxy statement or the material being used for the solicitation of proxies at the meeting.

We are permitted under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act to “incorporate by reference” information in whole or in part from certain future filings, including this proxy statement. Information that is “incorporated by reference” into a filing means that it is deemed to be a part of that filing even though the information does not actually appear within it. However, the following information that is part of or accompanies this proxy statement shall not be deemed to be incorporated by reference into any of our filings under either the

Securities Act or the Exchange Act, unless we have otherwise specifically provided for it in such filing:

•	the Compensation Committee Report;
•	the Audit, Finance and Risk Committee Report;
•	the 2018 Annual Report that accompanies this proxy statement; and
•	the performance graph contained in “Compensation Discussion and Analysis—Executive Summary—Return to Shareholders” and the “Five-Year Performance Graph” contained in the 2018 Annual Report.

As a result, the foregoing information will not be deemed to be “soliciting material” subject to Regulation 14A under the Exchange Act or “filed” with the SEC under Section 18 of the Exchange Act.

84	American Water | 2019 Proxy Statement

Appendix A

Non-GAAP Financial Information

A.	Reconciliation of net income attributable to common shareholders, diluted earnings per share (GAAP), to adjusted diluted earnings per share (a non-GAAP, unaudited measure):

	Year Ended December 31, 2018	Year Ended December 31, 2017
Diluted earnings per share (GAAP): Net income attributable to common shareholders	$3.15	$2.38
Adjustments:
Gain on sale of Contract Services Group contracts	(0.08)	—
Income tax impact	0.02	—

Net adjustment	(0.06)	—
Keystone impairment charge	0.31	—
Income tax impact	(0.08)	—
Net loss attributable to noncontrolling interest	(0.01)	—

Net adjustment	0.22	—
Freedom Industries settlement and insurance recoveries	(0.11)	(0.12)
Income tax impact	0.03)	0.05

Net adjustment	(0.08)	(0.07)
Early extinguishment of debt at the parent company	—	0.03
Income tax impact	—	(0.01)

Net adjustment	—	0.02

Impact of re-measurement from the TCJA	0.07	0.70

Total net adjustments	0.15	0.65

Adjusted diluted earnings per share (non-GAAP)	$3.30	$3.03

American Water | 2019 Proxy Statement	A-1

B.

Reconciliation of (1) total O&M expenses to adjusted O&M expenses—regulated businesses (a non-GAAP, unaudited measure) and (2) total operating revenues to adjusted operating revenues—regulated businesses (a non-GAAP, unaudited measure), used to calculate adjusted O&M efficiency ratio—regulated businesses (a non-GAAP, unaudited measure):

	For the Years Ended December 31,
	(dollars in millions)
	2018	2017	2016	2014
Total O&M expenses (i)	$1,479	$1,369	$1,499	$1,358
Less:
O&M expenses — Market-Based Businesses	362	337	372	289
O&M expenses — Other (i)	(42)	(44)	(38)	(51)

Total O&M expenses — Regulated Businesses (i)	1,159	1,076	1,165	1,120
Less:
Regulated purchased water expenses	133	128	122	122
Allocation of non-O&M expenses	31	29	30	39
Impact of Freedom Industries litigation settlement activities (ii)	(20)	(22)	65	—
Impact of Freedom Industries chemical spill	—	—	—	10
Estimated impact of weather	—	—	—	(2)

Adjusted O&M expenses — Regulated Businesses (a)	$1,015	$941	$948	$951

Total operating revenues	$3,440	$3,357	$3,302	$3,011
Less:
Pro forma adjustment for impact of the TCJA (iii)	—	166	161	137

Total pro forma operating revenues	3,440	3,191	3,141	2,874
Less:
Operating revenues — Market-Based Businesses	476	422	451	355
Operating revenues — Other	(20)	(23)	(20)	(18)

Total operating revenues — Regulated Businesses	2,984	2,792	2,710	2,537
Less:
Regulated purchased water revenues (iv)	133	128	122	122
Plus:
Impact of Freedom Industries chemical spill	—	—	—	1
Estimated impact of weather	—	—	—	17

Adjusted operating revenues — Regulated Businesses (b)	$2,851	$2,664	$2,588	$2,433

Adjusted O&M efficiency ratio — Regulated Businesses (a)/(b)	35.6%	35.3%	36.6%	39.1%

Note:

The adjusted O&M efficiency ratios originally reported for each of the years ended December 31, 2017, 2016 and 2014 were 33.8%, 34.9% and 36.7%, respectively, which did not include the adjustments for the items discussed in footnotes (i) and (iii) below.

(i)

Includes the impact of the Company’s adoption of Accounting Standards Update 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost (“ASU 2017-07”), on January 1, 2018.

(ii)

Includes the impact of the settlements in 2017 and 2018 with two of our general liability insurance carriers and the binding global agreement in principle to settle claims in 2016, all in connection with the Freedom Industries chemical spill.

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(iii)

Includes the estimated impact of the TCJA on operating revenues for our regulated businesses for 2017, 2016 and 2014, as if the lower federal corporate income tax rate had been in effect for each year.

(iv)	The calculation assumes purchased water revenues approximate purchased water expenses in our regulated businesses.

C.	Other Information Regarding Non-GAAP Financial Measures.

Adjusted diluted earnings per share represents a non-GAAP financial measure and is calculated as GAAP diluted earnings per share, excluding the impact of one or more of the following events:

•	a gain in the third quarter of 2018 on the sale of the majority of our Contract Services Group’s O&M contracts;

•	a goodwill and intangible impairment charge recorded in the third quarter of 2018 resulting from narrowing the scope of our Keystone market-based business;

•	insurance settlements in 2017 and 2018 related to the Freedom Industries chemical spill in West Virginia;

•	an early extinguishment of debt charge at the parent company in the third quarter of 2017; and

•

non-cash re-measurement charges recorded in the fourth quarters of 2017 and 2018 resulting from the impact of the change in the federal corporate income tax rate on the Company’s deferred income taxes from the enactment of the TCJA.

We believe that adjusted diluted earnings per share provides investors with useful information by excluding certain matters that may not be indicative of our ongoing operating results, and that providing this non-GAAP measure will allow investors to understand better our businesses’ operating performance and facilitate a meaningful year-to-year comparison of our results of operations. Although management uses this non-GAAP financial measure internally to evaluate our results of operations, we do not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider them as indicators of performance. This non-GAAP financial measure is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP, and thus it should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, this non-GAAP financial measure as defined and used above may not be comparable to similarly titled non-GAAP measures used by other companies, and, accordingly, it may have significant limitations on its use.

Our adjusted O&M efficiency ratio is defined as our O&M expenses from our regulated businesses, divided by the pro forma operating revenues from our regulated businesses, where both O&M expenses and pro forma operating revenues were adjusted to eliminate purchased water expense. Additionally, from operation and maintenance expenses, we excluded the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, that are reflected in our regulated businesses segment as O&M expenses, but for consolidated financial reporting purposes, are categorized within other line items in the accompanying Consolidated Statements of Operations.

In addition to the adjustments discussed above, for period-to-period comparability purposes, we have presented the estimated impact of the TCJA on operating revenues for our regulated businesses on a pro forma basis for 2017 as if the lower federal corporate income tax rate had been in effect for that year. We also made the following adjustments to our O&M efficiency ratio: (i) we excluded from O&M expenses the impact of certain Freedom Industries chemical spill insurance settlements recognized in 2017 and 2018; and (ii) we excluded from O&M expenses for 2017 and 2018 the impact of our adoption on January 1, 2018 of ASU 2017-07. We excluded the items discussed above from the calculation as we believe such items are not reflective of management’s ability to increase the efficiency of our regulated businesses.

American Water | 2019 Proxy Statement	A-3

We evaluate our operating performance using this ratio because we believe it directly measures improvement in the efficiency of our regulated businesses. This information is intended to enhance an investor’s overall understanding of our operating performance. This non-GAAP financial measure is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP, and thus it should be considered in addition to, and not as a substitute for, measures of operating performance prepared in accordance with GAAP. Our adjusted O&M efficiency ratio may not be comparable to other companies’ operating measures, and, accordingly, it may have significant limitations on its use.

A-4	American Water | 2019 Proxy Statement

DIRECTIONS AND PARKING INFORMATION

2019 ANNUAL MEETING OF SHAREHOLDERS

The Camden Adventure Aquarium

1 Riverside Drive

Camden, New Jersey 08103

FROM PHILADELPHIA AND THE WESTERN SUBURBS (I-76): From I-76 (Schuylkill Expressway), follow signs to central Philadelphia, taking Exit 344, I-676 East. Take I-676 approximately 1.6 miles to the exit for the Ben Franklin Bridge. Staying in the left lanes on the exit ramp, make a right (south) at the bottom of the ramp onto 6th Street. Stay left on 6th Street following the circle to the Ben Franklin Bridge. Cross the Ben Franklin Bridge and bear right to continue on I-676 South. Remaining in the right lane, take Exit 5B, “Market Street/Waterfront,” less than 1/4 mile from toll plaza on the right-hand side. Stay on Market Street (west), following blue “Waterfront/Aquarium” signs for approximately 0.6 miles to Delaware Avenue. Make a left onto Delaware Avenue (south), and get immediately into the right lane on Delaware Avenue.
Look for the entrance to the parking area on the right, less than one block after turning onto Delaware Avenue.

FROM DELAWARE, MARYLAND AND POINTS SOUTH (I-95 NORTH): From I-95 North follow signs to Exit 19, “I-76/Walt Whitman Bridge.” Cross the Walt Whitman Bridge and remain in the right lane, looking for signs for I-676 North. Take I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west) and follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the second light, Market Street (west) and drive three blocks to Delaware Avenue. Make a left at Delaware Avenue (south), and get immediately into the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

FROM NORTHERN NEW JERSEY AND NEW YORK VIA THE NEW JERSEY TURNPIKE OR I-295: From the New Jersey Turnpike, take Exit 4 onto Route 73 North. Take Route 73 to Route 38 West towards Camden. Take

Route 38 West and bear right at overpass to U.S. 30 West. Stay on U.S. 30 West approximately 1.6 miles to the “Martin Luther King Boulevard/Waterfront Attractions” exit on the right. Off the ramp, continue straight until the road splits. Following the blue “Waterfront/Aquarium” sign, stay to the left onto Martin Luther King Boulevard, and drive approximately 1.1 miles to Third Street. Turn right on Third Street (north). Make a left at the second light, Market Street (west) and stay on Market for three blocks to Delaware Avenue. Make a left at Delaware Avenue (south), and get immediately into the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

From I-295 South, take Exit 26 for I-76 West/I-676 North. Follow signs for I-676 North and stay on I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west), and follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the second light, Market Street (west) and stay on Market for three blocks to Delaware Avenue. Make a left at Delaware Avenue (south) and get immediately into the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

FROM BUCKS COUNTY AND NORTHEASTERN PA VIA I-95 SOUTH: From I-95 South, take Exit 22, I-676 East/Callowhill Street. Make a right onto Callowhill Street (west) and get into the left lane. Make a left onto 6th Street (south) staying in the left lane and following signs for the Ben Franklin Bridge. Cross the Ben Franklin Bridge and bear right to continue on I-676 South, remaining in the right lane. Look for Exit 5B, “Market Street/

American Water | 2019 Proxy Statement	B-1

Waterfront,” less than 1/4 mile from toll plaza on the right-hand side. Take Exit 5B, and stay on Market Street (west), following blue Waterfront/Aquarium signs for approximately 0.6 miles to Delaware Avenue. Make a left at Delaware Avenue, staying in the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

FROM SOUTHERN NEW JERSEY VIA I-295 NORTH: From I-295 North, take Exit 26, I-76 West/I-676 North. Follow signs for I-676 North and stay on I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west), follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the second light, Market Street (west) and stay on Market Street for three blocks to Delaware Avenue. Make a left at Delaware Avenue (south), staying in the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

PARKING: Secured and monitored parking is conveniently located across the street from the Aquarium. Parking is complimentary for any shareholder with a valid admission card and valid, government-issued identification in the name of the shareholder. When you enter the parking facility, you will receive a parking ticket. In order to receive complimentary parking, please present your parking ticket at the registration desk for the meeting, and it will be exchanged for a pre-paid voucher for use at the exit gate.

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AMERICAN WATER
DOING WELL BY DOING GOOD
American Water commits to further diversity in leadership through a partnership with Paradigm to Parity.
American Water awards grants to local firefighters to support the safety of local communities.
West Virginia American Water’s Kanawha Valley Plant wins First Place in the WV-AWWA Tap Water Taste Test.
United Way awards American Water employees the Leading the Way Award for generosity.
Peter Drucker Institute and Wall Street Journal’s Management Top 250 has American Water as the highest-ranked utility company.
American Water earns 2019 Military Friendly® Bronze Employer designation.
American Water employees contributed more than 5,000 volunteer hours to community projects during 2018.
Young artists earn funds for their schools through American Water’s “Imagine a Day Without Water” art contest.
Environmental Business Journal recognizes American Water for
Business Achievement.
Philadelphia Inquirer lists American Water as a top-ranked company on
Diversity, Governance & Transparency.
NEW IN 2019
No. 23 on Barron’s 100 Most Sustainable Companies; highest-ranked utility
Bloomberg Gender-Equality Index

WE KEEP LIFE FLOWING®
AMWATER.COM
1 WATER STREET| CAMDEN, NJ 08102-1658
“American Water” and the star logo are the registered trademarks of American Water Works Company, Inc. All rights reserved.
MIX PAPER FROM RESPONSIBLE SOURCES FSC®C132107

          AMERICAN WATER WORKS COMPANY, INC.

          1 WATER STREET

          CAMDEN, NJ 08102-1658

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63235-P17803	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WATER WORKS COMPANY, INC.
The Board of Directors recommends that you vote FOR the nominees listed below:

1.	Election of Directors
			For	Against	Abstain
Nominees:

	1a.	Jeffery N. Edwards	☐	☐	☐

	1b.	Martha Clark Goss	☐	☐	☐

	1c.	Veronica M. Hagen	☐	☐	☐

	1d.	Julia L. Johnson	☐	☐	☐

	1e.	Karl F. Kurz	☐	☐	☐

	1f.	George MacKenzie	☐	☐	☐

	1g.	James G. Stavridis	☐	☐	☐

	1h.	Susan N. Story	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING			☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

3.	Ratification of the appointment, by the Audit, Finance and Risk Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 4 and 5.		For	Against	Abstain

4.	Shareholder proposal on political contributions as described in the proxy statement.	☐	☐	☐

5.	Shareholder proposal on lobbying expenditures as described in the proxy statement.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2018 Annual Report and form of Proxy Card are available at

www.proxyvote.com.

Attendance at the meeting is limited to shareholders or their authorized, legal proxies.

ADMISSION CARD – Bring this with you to the meeting.

As described in the Proxy Statement, cameras, recording equipment, computers, large bags,

briefcases, packages and cell or smartphones will not be permitted in the meeting room. We will not permit any videotaping or other recording of the meeting.

In order to be admitted to the meeting, you must present this Admission Card and a valid form of government-

issued photo identification, such as a driver’s license, that matches your name on this Admission Card.

American Water Works Company, Inc.	The Camden Adventure Aquarium
2019 Annual Meeting of Shareholders	1 Riverside Drive
May 10, 2019 at 10:00 a.m., Eastern Time	Camden, New Jersey 08103

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E63236-P17803

AMERICAN WATER WORKS COMPANY, INC.
Annual Meeting of Shareholders
May 10, 2019 10:00 A.M., Eastern Time
This proxy is solicited by the Board of Directors

The undersigned shareholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the “Company”), hereby appoints Karl F. Kurz and Susan N. Story, and each of them individually, attorneys and proxies for the undersigned, each with the power to appoint his or her substitute, to act with respect to and to vote, all of the shares of Common Stock which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present at the 2019 Annual Meeting of Shareholders to be held at 10:00 A.M., Eastern Time, on May 10, 2019 at The Camden Adventure Aquarium, 1 Riverside Drive, Camden, New Jersey 08103, and any adjournment or postponement thereof, as directed on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the 2019 Annual Meeting of Shareholders and acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated March 26, 2019.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Unless voting electronically or by phone, please mark, sign and date this on the reverse side